                                                           Exhibit 99.




SELECTED FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------------------------------------------------------------------
Dollars in millions, except per share amounts
Prepared on an FTE basis                              1997              1996              1995               1994             1993
----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                               $  3,739          $  3,498          $  3,118           $  3,144         $  3,198
Provision for credit losses                            322               213               101                 65              327
Noninterest income                                   2,631             2,333             1,939              1,654            1,833
Noninterest expense                                  3,715             3,512             3,755              3,221            3,479
Net income                                           1,367             1,221               679                890              859

PER COMMON SHARE
Basic earnings                                     $  4.73          $   4.04          $   1.83           $   3.25         $   3.18
Diluted earnings                                      4.59              3.96              1.70               3.00             2.95
Market value (year-end)                              75.13             49.88             40.75              32.38            33.38
Cash dividends declared                               1.84              1.74              1.63               1.40             1.03
Book value (year-end)                                27.36             24.08             22.03              19.87            20.74

AT YEAR-END
Assets                                             $91,047           $89,650           $87,955            $83,608          $81,727
Securities                                           9,362             8,680            19,331             21,141           24,839
Loans                                               62,565            59,861            52,566             46,687           44,347
Reserve for credit losses                            1,432             1,488             1,321              1,496            1,669
Deposits                                            63,735            67,071            57,122             55,528           49,827
Short-term borrowings                                7,505             4,194            13,332             13,038           16,837
Long-term debt                                       4,500             5,114             6,481              5,931            5,217
Total stockholders' equity                           8,452             7,790             6,667              5,708            6,170

RATIOS
Return on average common equity                      19.30%            17.68%             9.93%             15.74%           17.26%
Return on average assets                              1.58              1.40               .79               1.08             1.11
Common dividend payout ratio                         36.32             40.64             79.22              35.86            23.97
Net interest margin                                   5.01              4.68              4.03               4.23             4.52
Efficiency ratio                                      57.0              60.2              61.1               63.5             67.0
Common equity-to-assets (year-end)                    8.52              7.63              7.13               6.16             6.70
Average total equity-to-assets                        8.76              8.50              7.96               7.33             7.09
----------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL OVERVIEW
Fleet Financial Group (Fleet or the corporation) reported net income for 1997 of $1.367 billion, or $4.59 per diluted share, compared with $1.221 billion, or $3.96 per diluted share reported in 1996. Return on assets (ROA) and return on equity (ROE) during 1997 were 1.58% and 19.30%, respectively, compared with 1.40% and 17.68%, respectively, for 1996.

      Increases in both net income and earnings per share during 1997 primarily reflect growth in the corporation's core revenue categories from the inclusion of the former NatWest Bank, N.A. (NatWest) for the entire year of 1997 compared to eight months in 1996, as well as continued expense control and efficient capital management.

      Net interest income on a fully taxable equivalent (FTE) basis totaled $3.7 billion for 1997 and $3.5 billion for 1996. The net interest margin for 1997 was 5.01% compared with 4.68% in 1996. The increase of 33 basis points was due principally to increased loan fee revenue as well as a complete year's impact of the balance sheet restructuring program undertaken during 1996 in connection with the NatWest acquisition. This restructuring allowed the corporation to replace lower-yielding assets and higher-cost sources of funds with a more favorable mix of loans and core deposits.

      The provision for credit losses was $322 million in 1997 compared to $213 million in 1996. The increase in provision was due principally to a higher level of bankruptcies and delinquencies in the consumer loan portfolio.

      Noninterest income increased $298 million to $2.6 billion in 1997. The increase was due primarily to the inclusion of NatWest for four additional months in 1997, in addition to net gains on sales of business units.

      Noninterest expense totaled $3.7 billion for 1997, compared with $3.5 billion in 1996. Expenses only increased slightly in 1997, as a result of the successful integrations of NatWest and Shawmut National Corporation (Shawmut) in combination with the corporation's continuing cost containment efforts.

      Total loans at December 31, 1997, were $62.6 billion, compared with $59.9 billion at December 31, 1996. The increase is attributable to strong loan growth in the commercial and industrial, lease financing and residential portfolios, which was partially offset by the sale of $2.2 billion of indirect auto loans and a $1.3 billion decline in commercial real estate and credit card loans.

      Total deposits decreased $3.3 billion to $63.7 billion at December 31, 1997. The decrease was due primarily to deposit runoff, which was anticipated as a result of the corporation's efforts to maintain a competitive cost structure, combined with the continued migration of deposits to higher-yielding investment products, such as Fleet's Galaxy Mutual Fund family.

      Consistent with Fleet's strategy to combine the strengths of a leading regional bank with the national distribution capabilities of a diversified financial services company, the corporation announced three acquisitions during 1997. The Quick & Reilly Group, Inc. (Quick & Reilly), one of the largest national discount brokerage firms, Columbia Management Company (Columbia), an institutional asset management firm with approximately $21 billion of assets under management, and the consumer credit card operations of Advanta Corporation (Advanta), with approximately $11.5 billion of managed credit card receivables. The Columbia acquisition closed on December 10, 1997, the Quick & Reilly acquisition closed on February 1, 1998, and the Advanta acquisition closed on February 20, 1998. Fleet expects these acquisitions to double the number of customers Fleet serves to more than 13 million. Furthermore, these acquisitions will increase fee revenue as a percentage of total revenue as the corporation strives for a more balanced revenue stream.

      During 1997, the corporation completed the sale of three business units that did not meet the long-term strategic goals of the corporation: Option One Mortgage Corporation, a mortgage banking subsidiary; the corporate trust division; and the indirect auto lending portfolio. The corporation recorded net gains totaling $175 million (pre-tax) on these sales, which were offset in large measure by additional charges of $155 million recorded in the second quarter of 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME
Year Ended December 31
FTE basis


Dollars in millions                               1997          1996           1995
------------------------------------------ ------------ ------------- --------------
Interest income                                 $6,091        $6,028         $6,212
Tax-equivalent adjustment                           39            36             45
Interest expense                                 2,391         2,566          3,139
------------------------------------------ ------------ ------------- --------------
Net interest income                             $3,739        $3,498         $3,118
------------------------------------------ ------------ ------------- --------------

Net interest income on a fully taxable equivalent (FTE) basis totaled $3.7 billion for the year ended December 31, 1997, compared with $3.5 billion for 1996. The $241 million increase was principally the result of increased loan fee revenue and a full year's impact of the NatWest acquisition, offset in part by the impact of divested businesses.

NET INTEREST MARGIN AND INTEREST-RATE SPREAD


-------------------------------------------------------------------------
Year ended December 31                    1997              1996
FTE basis                          Average           Average
Dollars in millions                Balance  Rate     Balance    Rate
-------------------------------------------------------------------------
Securities                        $  8,674  6.73 %   $11,425    6.45 %
Loans                               60,076  8.68      57,046    8.61
Mortgages held for resale            1,413  7.65       1,878    7.87
Due from brokers/dealers             2,884  4.62       2,179    4.35
Other earning assets                 1,597  5.74       2,284    7.79
-------------------------------------------------------------------------
Total interest-earning assets       74,644  8.21      74,812    8.11
-------------------------------------------------------------------------
Deposits                            47,514  3.48      47,334    3.70
Short-term borrowings                5,266  4.69       6,351    4.91
Due to brokers/dealers               3,463  4.39       2,645    4.20
Long-term debt                       4,608  7.34       5,486    7.10
-------------------------------------------------------------------------
Total interest-bearing
   liabilities                      60,851  3.93      61,816    4.15
-------------------------------------------------------------------------
Interest-rate spread                        4.28                3.96
Interest-free sources of funds      13,793            12,996
-------------------------------------------------------------------------
Total sources of funds             $74,644  3.20 %   $74,812    3.43 %
-------------------------------------------------------------------------
Net interest margin                         5.01 %              4.68 %
-------------------------------------------------------------------------

Net interest margin is a measurement of how effectively the corporation manages the difference between the yield on earning assets and the rate paid on funds used to support those assets, as well as the overall mix of interest-earning assets and interest-bearing liabilities.

      Net interest margin is affected by several factors, including fluctuations in the overall interest-rate environment, funding strategies of the corporation, the mix of interest-earning assets, interest-bearing liabilities and noninterest-bearing liabilities, as well as interest-rate derivatives that are used to manage interest-rate risk.

      The net interest margin for 1997 increased 33 basis points to 5.01% from 4.68% in 1996. The increase in net interest margin is primarily attributable to increased loan fee revenue and the corporation's balance sheet restructuring program. This program resulted in a more favorable mix of interest-earning assets and interest-bearing liabilities as a result of the $2.8 billion average decrease in lower-yielding securities, which were replaced by more favorable yielding loans through loan growth in the commercial and industrial, lease financing and residential portfolios, coupled with the $1.1 billion average decrease in higher-cost, short-term borrowings.

      Average securities decreased from $11.4 billion, or 15% of average interest-earning assets, in 1996 to $8.7 billion, or 12% of average interest-earning assets, in 1997, primarily the result of the corporation's balance sheet restructuring program.

      Average loans increased $3.0 billion to $60.1 billion, or 80% of average interest-earning assets, in 1997, from $57.1 billion, or 76% of average interest-earning assets, in 1996, due primarily to a full year's impact of the NatWest acquisition, coupled with loan growth. Offsetting this growth was the divestiture of $1.1 billion of average indirect auto loans relating to the sale of this business unit during 1997.

      Average interest-bearing deposits remained consistent over the two-year span, but the interest rate paid on these deposits decreased to 3.48% in 1997 from 3.70% in 1996. The decrease in cost of deposits reflects the corporation's efforts to maintain lower-cost, yet competitive, deposit pricing through a more advantageous mix of deposits. Lower-cost savings deposits currently represent a higher percentage of total interest-bearing deposits compared with 1996.

      The $1.1 billion average decrease in short-term borrowings is attributable to the use of proceeds from the sales of securities to pay down short-term borrowings, which strengthened the corporation's net interest margin. The $878 million decrease in long-term debt and the 24 basis point increase in the funding rate was due to scheduled maturities of lower-rate instruments partially offset by the issuance of higher-rate instruments, which includes trust preferred securities issued by the corporation's Fleet Capital Trust subsidiaries.

      The contribution to the net interest margin from interest-free sources of funds during 1997 was 73 basis points, which was consistent with 72 basis points in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS


NONINTEREST INCOME
Year ended December 31
Dollars in millions                              1997          1996         1995
---------------------------------------- ------------- ------------- ------------
Service charges, fees and
   commissions                                 $  633        $  537       $  442
Investment services revenue                       418           372          322
Brokerage revenue                                 399           329          280
Mortgage banking revenue, net                     327           372          321
Student loan servicing fees                       101            98           72
Trading revenue                                    74            55           39
Venture capital revenue                            71           106           36
Securities gains                                   33            43           32
Gain from branch divestitures                       -            92            -
Other noninterest income                          400           329          395
---------------------------------------- ------------- ------------- ------------
Total noninterest income before
   net gains on sales of business
   units                                        2,456         2,333        1,939
Net gains on sales of business
   units                                          175             -            -
---------------------------------------- ------------- ------------- ------------
Total noninterest income                       $2,631        $2,333       $1,939
---------------------------------------- ------------- ------------- ------------

As a result of intensified competition and changing customers needs in the banking industry, Fleet has made strategic decisions directed at future revenue producing activities. Throughout the past several years, the corporation has developed new products and service lines and broadened existing lines to provide additional revenue streams to complement Fleet's traditional banking products and services. These product lines include mutual funds and annuity products, venture capital, direct banking, corporate finance, and the newly acquired businesses: Columbia Management Company, Quick & Reilly, and the consumer credit card operations of Advanta.

      Noninterest income totaled $2.63 billion for 1997, up 13% when compared to $2.33 billion for 1996. Excluding the net gains on sales of business units during 1997 and the gain from branch divestitures in 1996, noninterest income increased $215 million, or 10%. This growth was due to a full year's impact of NatWest during 1997, as well as continued growth in core revenue categories and successful business initiatives, such as corporate finance. Additionally, the initiatives mentioned above contributed to increases in service charges, fees and commissions, investment services revenue, brokerage fees, and corporate finance fees.

      Service charges, fees and commissions totaled $633 million in 1997 compared with $537 million in 1996, an increase of 18%. The increase reflects an overall increase in business activity, in part due to the NatWest acquisition, targeted marketing efforts, as well as increased electronic banking fee income as a result of additional ATMs in service in combination with the adoption of convenience charges in certain markets.


INVESTMENT SERVICES REVENUE
Year ended December 31
Dollars in millions                               1997         1996         1995
------------------------------------------ ------------ ------------ ------------
Private clients group                             $200         $181         $175
Retirement plan services                            63           59           52
Retail investments                                  62           46           17
Not-for-profit institutional services               47           41           33
Other                                               46           45           45
------------------------------------------ ------------ ------------ ------------
Total investment services revenue                 $418         $372         $322
------------------------------------------ ------------ ------------ ------------


Investment services revenue increased $46 million, or 12%, in 1997 to $418 million. The improvement was due to continued strong sales of mutual funds and annuity products, up 13% year over year, as well as an increase in the overall value of assets under management and administration due to growth aided by a strong equity market. Assets under management increased from $48 billion at December 31, 1996 to $77 billion at December 31, 1997. A significant portion of this increase ($21 billion) resulted from the December, 1997 acquisition of Columbia Management Company. The increase in revenue was partially offset by the sale of the corporate trust division during the second quarter of 1997, which generated $7 million of revenue in 1997 compared with $18 million in 1996.


BROKERAGE REVENUE
December 31
Dollars in millions                            1997       1996      1995
------------------------------------------ --------- ---------- ---------
Brokerage fee and commission
   revenue                                     $299       $270      $227
Trading revenue                                 100         59        53
------------------------------------------ --------- ---------- ---------
Total brokerage revenue                        $399       $329      $280
------------------------------------------ --------- ---------- ---------

Brokerage revenue, which includes brokerage fee and commission revenue and brokerage trading revenue, increased $70 million, or 21%, in 1997 to $399 million. This improvement was due principally to increases in brokerage trading revenue, which increased $41 million, or 69%, due to the 1997 acquisition of Nash, Weiss & Co., an over-the-counter market-maker. Additionally, brokerage fee and commission revenue increased $29 million, or 11%, due to increased customer trading volumes as a result of the strong performance in the equity markets. There can be no assurance that the equity markets will continue to perform at previous levels, that brokerage commissions will not become increasingly more competitive or that the corporation's market-making subsidiaries will continue to earn similar spreads between bid and ask prices.

MANAGEMENT'S DISCUSSION AND ANALYSIS


MORTGAGE BANKING REVENUE, NET
Year ended December 31
Dollars in millions                          1997         1996        1995
-----------------------------------------------------------------------------
Net loan servicing revenue                   $450         $395        $342
Mortgage production revenue                   115          132          98
Gains on sales of mortgage
  servicing                                    10           33          71
Mortgage servicing rights
  amortization                               (248)        (188)       (190)
-----------------------------------------------------------------------------
Total mortgage banking
  revenue, net                               $327         $372        $321
-----------------------------------------------------------------------------


Mortgage banking revenue of $327 million in 1997 decreased $45 million over the $372 million recorded in 1996. The decrease in mortgage banking revenue is due principally to increased mortgage servicing rights amortization, decreased gains on sales of mortgage servicing, as well as the sale of Option One, which contributed $40 million and $53 million of mortgage banking revenue, primarily mortgage production revenue in 1997 and 1996, respectively.

      Loan servicing revenue represents fees received for servicing residential mortgage loans. The $55 million, or 14%, increase in loan servicing revenue is attributable to the corporation receiving a higher servicing spread on mortgage servicing acquired, primarily in 1997, as loans serviced have remained stable at $122 billion at December 31, 1997 and 1996.

      Mortgage production revenue includes income derived from the loan origination process and gains on sales of mortgage originations. Additionally, the corporation sold mortgage servicing rights (MSRs) of approximately $1.4 billion and $5.0 billion in 1997 and 1996, respectively, resulting in pretax gains of $10 million and $33 million, respectively. The corporation's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current market prices for such servicing rights and the working capital requirements of Fleet Mortgage Group.

      Mortgage servicing rights amortization increased $60 million to $248 million in 1997 compared with $188 million in 1996. The level of amortization increased due to an increase in prepayments resulting from a decline in mortgage interest rates, coupled with a higher level of amortization of recently purchased mortgage servicing rights, which provide a higher servicing spread. At December 31, 1997, the carrying value and fair value of the corporation's MSRs were $1.8 billion and $1.9 billion, respectively. Since mortgage servicing rights are an interest-rate sensitive asset, the value of the corporation's mortgage servicing portfolio and related mortgage banking revenue may be adversely impacted if mortgage interest rates decline and actual or expected loan prepayments increase. To mitigate the prepayment risk associated with adverse changes in interest rates and the resultant impairment to MSRs and effects on mortgage banking revenue, the corporation has established a hedge program against a substantial portion of MSRs to protect its value and mortgage banking revenue. There is no guarantee that significant declines in interest rates will not have a material impact on the corporation's MSRs and mortgage banking revenue or that this hedge program will be successful in protecting against such a decline. For additional information on this hedge program see the Asset-Liability Management discussion in Management's Discussion and Analysis.

      Venture capital revenue decreased $35 million to $71 million in 1997, as investments under management did not experience the same level of appreciation as in 1996. The corporation's ability to continue to experience increases in the value of these investments depends on a variety of factors, including the condition of the economy and equity markets. Thus, the likelihood of revenue in the future cannot be predicted.

      During 1997, the corporation recorded nonrecurring net gains totaling $175 million (pretax) on the sales of certain business units, as previously discussed. During 1996, as a condition to regulatory approval of the Shawmut Merger, the corporation divested certain branches, loans and deposits and, as a result, realized $92 million (pretax) of gains from these divestitures. These sales will not have a material impact on the future operating results of the corporation, as Fleet has redeployed the capital from these transactions.

      Other noninterest income increased $71 million to $400 million in 1997, due principally to higher corporate finance fees, which accounted for approximately one-half of this increase, trading and foreign exchange gains and increased credit card revenue. Corporate finance, a new line of business started in the latter part of 1996, grew from $13 million in 1996 to $47 million in 1997, as a result of providing capital market financial products and advisory services to corporate customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS


NONINTEREST EXPENSE
December 31
Dollars in millions                             1997        1996        1995
------------------------------------------ ---------- ----------- -----------
Employee compensation and benefits            $1,752      $1,735      $1,554
Equipment                                        317         300         234
Occupancy                                        294         293         257
Intangible asset amortization                    169         140         108
Legal and other professional                     118         136         106
Marketing                                        109         106         100
Telephone                                         78          89          66
Printing and mailing                              79          81          66
Other                                            752         632         599
------------------------------------------ ---------- ----------- -----------
Total noninterest expense, excluding
   special charges                             3,668       3,512       3,090
Loss on assets held for sale or
   accelerated disposition                         -           -         175
Merger and restructuring-related charges          47           -         490
------------------------------------------ ---------- ----------- -----------
Total noninterest expense                     $3,715      $3,512      $3,755
------------------------------------------ ---------- ----------- -----------

Critical to Fleet's goals of maximizing long-term profitability and increasing shareholder value is the corporation's expense management strategy. The corporation has implemented various programs in the past several years to reduce expenses. These expense management programs will continue to be an ongoing process used to help Fleet meet its goals. The corporation's successful expense management is illustrated by the improvement in the efficiency ratio.

      Total noninterest expense was $3.71 billion in 1997 and $3.51 billion in 1996. The $200 million, or 6%, increase was due primarily to the acquisition of NatWest, as well as certain charges taken during the year relating to the impairment of an asset, additional severance costs pertaining to NatWest, and costs related to operational restructurings.

      An impairment charge of $41 million was recorded in 1997 to write-down a front-end mortgage origination system. This charge resulted from a change in Fleet Mortgage Group's retail production strategy, which involved closing approximately 60% of its retail production offices outside of Fleet's Northeast banking franchise. This strategic decision led to a review of the corporation's investment in the system, the benefits of which depend on increased efficiencies in the origination offices. The impairment charge was recorded to write-down the system to its fair value, which was estimated based on the functionality of the system and the remaining future benefits to be realized from its implementation. In addition, $40 million of severance costs were recorded in connection with various operational restructuring initiatives, including the NatWest acquisition. The corporation also recorded an approximate $20 million charge during this year in connection with the settlement of a lawsuit.

      Employee compensation and benefits remained consistent at $1.8 billion in 1997 over the prior year due to a decline of over 4,000 full-time equivalent employees during the year, offset by merit and promotional increases to compensation as well as inflationary adjustments to benefits.

      Intangible asset amortization increased $29 million from 1996 due to a full year of amortization of the NatWest goodwill. Additional goodwill related to the NatWest acquisition may be recognized in future periods based on an earnout calculation. The contingent earnout provision stipulates that additional payments be made annually based upon a percentage of the level of earnings from the NatWest franchise, not to exceed $432 million during the next seven years. The corporation anticipates additional intangible asset amortization in 1998 as a result of NatWest and the acquisitions completed in late 1997 and early 1998.

      Equipment expense increased $17 million during 1997 due primarily to capital expenditures for technological upgrades and improvements, as well as to support the integration of acquired companies. Legal and other professional expense decreased $18 million during 1997, due to a lower level of professional fees.

IMPACT OF THE YEAR 2000 ISSUE

Included in other noninterest expense in 1997 are $16 million of charges incurred in connection with the modification or replacement of software or hardware in order for the corporation's computer systems and chip- controlled devices to properly recognize dates beyond December 31, 1999. The corporation has completed its assessment of Year 2000 issues, developed a plan, and arranged for the required resources to complete the necessary remediation efforts.

      The corporation will utilize both internal and external resources to reprogram, or replace, and test the software and hardware for Year 2000 modifications. The corporation plans to complete changes and testing for systems by December 31, 1998, while systems-integrated testing will continue into 1999. The total cost of the Year 2000 project is anticipated not to exceed $150 million. Purchased hardware and software will be capitalized in accordance with the corporation's existing policy, while all other costs are being expensed when incurred.

      A significant portion of costs pertaining to the Year 2000 project are not expected to be incremental to the corporation, but rather represent a reprioritization of existing internal systems technology resources.

      The corporation has initiated formal communications with all of its significant vendors and service providers to determine the extent to which the corporation is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. There can be no guarantee that the systems of other companies on which the corporation's systems rely will be timely remediated. Therefore, the corporation could possibly be negatively impacted to the extent other entities not affiliated with Fleet are

MANAGEMENT'S DISCUSSION AND ANALYSIS

unsuccessful in properly addressing this issue. Contingency plans are being developed wherever possible.

      The costs of the project and the date on which the corporation plans to complete the Year 2000 modifications are based on management's best estimates. However, actual results could differ from these plans.

INCOME TAXES

The corporation recorded income tax expense in the amount of $927 million for 1997 compared with $849 million for 1996. The effective tax rate was 40.4% in 1997 compared with 41.0% in 1996.

LINES OF BUSINESS

The financial performance of the corporation is monitored by an internal profitability measurement system, which provides line-of-business results and key performance measures. The corporation is managed along the following business lines: consumer banking, commercial financial services, investment services, treasury, mortgage banking/venture capital, financial services, and all other.

      Management accounting policies are in place for assigning expenses that are not directly incurred by businesses, such as overhead, operations and technology expense. Additionally, equity, loan loss provision, and loan loss reserves are assigned on an economic basis. The corporation has developed a risk-adjusted methodology that quantifies risk types (e.g., credit, operating, market, fiduciary) within business units and assigns capital accordingly. Business line returns also reflect the impact of purchase premiums, associated equity, and amortization expense, which are charged directly to the businesses. Within business units, assets and liabilities are match-funded utilizing similar maturity, liquidity, and repricing information. Management accounting concepts are periodically refined and results may be restated to reflect methodological and/or management organizational changes.

      In terms of net income, Fleet's three largest business lines are consumer banking, commercial financial services, and investment services. Combined, these three units comprise over 80% of the corporation's earnings. Strong earnings growth resulted from the full year's impact of the NatWest acquisition, as well as underlying strengths in commercial banking loan growth, increased fee-based revenues from investment services growth in assets under management, increased consumer banking fee revenues and lower consumer banking operating costs. Results by lines of business for the years ended December 31, 1997 and 1996 are as follows:


SELECTED FINANCIAL HIGHLIGHTS BY LINE OF BUSINESS


 Year Ended December 31                                 Net Income                 ROE                  ROA
 Dollars in millions                                 1997       1996        1997         1996          1997
 -------------------------------------------------------------------------------------------------------------------
Consumer Banking                                  $   544    $   350       31.55%       20.78%         4.02%
Commercial Financial Services                         380        283       17.25        14.73          0.98
Investment Services                                   196        168       29.26        28.98          2.82
Treasury                                               98         88       37.58        25.37          0.64
Mortgage Banking/Venture Capital                       81        142       12.87        17.51          1.46
Financial Services                                     63         40       24.31        17.10          2.07
All Other                                               5        150         n/m          n/m           n/m
--------------------------------------------------------------------------------------------------------------------
Total                                              $1,367     $1,221       19.30%       17.68%         1.58%
--------------------------------------------------------------------------------------------------------------------


 Year Ended December 31           ROA                 Average Assets           Average Loans
 Dollars in millions              1996              1997          1996        1997        1996
 ----------------------------------------------------------------------------------------------
Consumer Banking                  2.68%          $13,538       $13,057     $10,572     $10,770
Commercial Financial Services     0.84            38,695        33,846      34,515      30,300
Investment Services               2.77             6,949         5,553       3,196       2,659
Treasury                          0.40            15,340        21,615       6,609       7,992
Mortgage Banking/Venture Capital  2.21             5,536         6,421         161          99
Financial Services                1.41             3,063         2,845       2,863       2,552
All Other                          n/m             3,539         3,401       2,160       2,674
-----------------------------------------------------------------------------------------------
Total                             1.40%          $86,660       $86,738     $60,076     $57,046
-----------------------------------------------------------------------------------------------


CONSUMER BANKING

Consumer banking includes retail banking and small business services through the Fleet business and entrepreneurial services group. Retail banking offers consumer banking services through its network of over 1,200 branches located throughout the Northeast. Fleet customers can conveniently manage their financial resources and transact business at any branch office in New England, New York and New Jersey. These branches offer a full range of financial services and products including an expanded offering of mutual funds and insurance products through the newly formed alliance with The Travelers. By expanding its product offerings Fleet continues to meet consumer's changing needs and provide greater opportunities to cross-sell the existing customer base and further leverage its extensive branch network. Fleet's business and entrepreneurial services group provides a full range of accounts and services aimed at businesses with annual sales up to $10 million. Fleet is the leading small-business lender in New England and ranks sixth nationwide.

      The increase in consumer banking earnings in 1997 to $544 million from 1996's level of $350 million was driven by increased revenues and lower operating expenses. Higher revenues were partly attributable to the acquisition of NatWest, as increases in net interest income and service charge revenue also resulted from selected pricing and rate changes. The effect of slightly lower loan balances was mostly offset through lower rates paid on deposits. Lower operating costs resulted from improved distribution efficiencies through ongoing branch reconfiguration and cost savings associated with

MANAGEMENT'S DISCUSSION AND ANALYSIS

the NatWest integration. Total deposits of $43 billion were materially unchanged compared with 1996. Lower deposit balances in certain products were offset by the full year impact of the NatWest acquisition. Deposit balances year over year reflect the highly competitive nature of the deposit products market and the ongoing migration of consumers into higher-yielding investment products.

COMMERCIAL FINANCIAL SERVICES

Commercial financial services provides a full range of credit and banking services to more than 40,000 corporate, middle-market, real estate, government and leasing customers. In addition to traditional credit products, Fleet supports commercial customers with corporate finance, cash management, trade services, corporate trust, foreign exchange, interest-rate protection, and investment products. Fleet's corporate finance business assists commercial customers with capital formation, acquisition finance, and long-term financial strategies. Fleet enjoys a strong regional and national presence with several specialty businesses with national scope complementing a client base that is largely based in the Northeast. Fleet is a recognized leader in national and regional government banking, providing deposit- gathering activities, tax processing, cash management and, through Fleet Securities, Inc., underwriting and municipal advisory services to state and local governments.

      Commercial financial services contributed $380 million of earnings in 1997, an increase of $97 million compared with those in 1996. Increased net interest income was driven by significant loan growth in the existing commercial and specialized lending units, as well as from the acquired NatWest franchise. The corporate finance unit, which was established in the latter half of 1996, provided a significant boost to noninterest income growth, as did improved cross-selling of cash management and foreign exchange services. Lower operating costs also contributed to the year over year improvement in earnings. Reduced operating expenses are the result of expense management, improved back office efficiencies, and eliminated NatWest-related costs.

INVESTMENT SERVICES

Investment services comprises Fleet's private clients group, retirement plan services, discount brokerage unit, retail investment services, not-for-profit institutional asset services, and Fleet Investment Advisors. The private clients group focuses on high-net worth customers and offers a broad array of asset management, estate settlement, deposit and credit products. Retirement plan services focuses on investment management and fiduciary activities with special emphasis on 401(k) plans. Retail investment services manages Fleet's mutual fund product set, including fixed and variable annuity products and Fleet's Galaxy Funds family of mutual funds. Not-for-profit institutional asset services is a full-service investment management service that includes endowment management, custody, trust and other services. Fleet's investment advisors unit has $77 billion in assets under management including $21 billion in assets under management from the recently acquired Columbia Management Company.

      In February, 1998, Fleet completed its acquisition of Quick & Reilly, one of the largest discount brokerage firms. Fleet's discount brokerage unit will be merged into the Quick & Reilly operations, resulting in one of the country's largest bank-owned discount brokerage companies. Investment services results have been restated to include the effect of the pooling-of-interests with Quick & Reilly.

      Investment services earned $196 million in 1997 compared with $168 million in 1996, reflecting a 17% increase in the earnings for this unit. Improved earnings were the result of increased noninterest revenues, driven by increased assets under management as well as higher brokerage related revenues.

      Increased assets under management reflect improved portfolio valuations and the increasing popularity of mutual fund and annuity products, including the Fleet family of mutual funds, The Galaxy Funds. Sales of these products increased 13% compared with those of 1996. Investment services earnings were also favorably affected by increased operating efficiencies as operating expenses were materially unchanged versus 1996, despite increased volumes of sales and assets under management. Investment services earnings in 1997 were not materially impacted by the Columbia transaction, which closed in December.

TREASURY

Treasury includes products and services which support corporate lending, customer interest-rate risk-management needs and foreign exchange. Treasury also manages the corporation's securities and residential mortgage portfolios, trading operations, asset-liability management function and wholesale funding needs. The treasury unit earned $98 million in 1997, an increase of $10 million from 1996. Increased earnings were due to lower funding and operating costs. Lower processing costs are the result of lower balance sheet volumes from the balance sheet restructuring attributable to the NatWest acquisition. Increased capture of corporate customer cross-selling opportunities and increased foreign exchange revenue also contributed to the higher earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS

MORTGAGE BANKING/VENTURE CAPITAL

Mortgage banking/venture capital businesses include mortgage banking and Fleet Private Equity.

      Fleet's mortgage banking business originates, sells and services first mortgage products across multiple customer segments. During 1997, Fleet's mortgage banking business originated over $19 billion in mortgages through its extensive network of correspondents, brokers, telemarketing and retail channels. The mortgage banking unit also serviced an average of 1.5 million loans comprising over $121 billion in balances. Fleet Private Equity provides private equity capital to management teams to acquire, recapitalize or grow private and public companies. Fleet Private Equity revenues reflect increased values on equity investments and gains from the sale of investments.

      Fleet's mortgage banking business earned $42 million in 1997 compared with $77 million in 1996. Lower earnings were the result of lower loan production volumes coupled with lower levels of portfolio servicing sales in 1997 and higher amortization of mortgage servicing assets. Fleet Private Equity also experienced lower gains and equity valuations compared with those in 1996. Valuations and gains on the sale of equity investments depend on a variety of factors, including the condition of both the economy and equity markets.

Thus, the likelihood of such revenue cannot be predicted and earnings will normally fluctuate from year to year.

FINANCIAL SERVICES

Financial services includes student loan processing, credit card services and technology banking. Fleet services 5.5 million accounts nationwide for approximately 700 colleges, universities, and financial institutions through its student loan processing subsidiary, AFSA. Fleet is the largest third-party servicer in the country with $34 billion of student loans serviced. Fleet is also expanding its presence nationally in the consumer credit card business with its recent acquisition of the credit card operations of Advanta. Fleet will merge its existing credit card business with that of Advanta.

      Technology banking includes such alternative delivery vehicles as ATMs, telephone banking, debit-card programs, and Fleet's internet Web site. Aimed at meeting the changing needs of consumers, these channels offer customers quick and convenient access to Fleet products and services from virtually anywhere in the country. Fleet's remote ATM network, a source of growing fee revenues, has grown to over 900 machines with the addition of 400 ATMs in retail chains and convenience stores in 1997. An additional 200 ATMs are scheduled for deployment in 1998. Combined with branch located ATMs, Fleet's total ATM network now includes over 2,400 machines.

      Financial services earned $63 million in 1997, an increase of $23 million over 1996. This increase is driven by ATM fees, increased ATM deployment, higher debit card revenue related to interchange fees, contractual repricing of the credit card portfolios and increased student loan account volumes due to government contracts awarded in 1997. Fleet's student loan business earned $20 million in 1997 compared with $17 million in 1996.

ALL OTHER

All other includes discontinued operations, the parent company and certain transactions not allocable to discrete business units. In addition, this unit includes the impact of economic value-oriented methodologies, such as equity allocations, loan loss provision, credit reserves, and transfer pricing. All other earned $5 million in 1997 compared with $150 million in 1996. The decline in earnings was primarily due to a $92 million pretax gain on the sale of regulatorily required branch divestitures taken in 1996 in connection with the acquisition of Shawmut, as well as a $25 million charge taken in 1997 related to the Quick & Reilly acquisition. In 1997, Fleet also increased its level of loan loss provision. As a result, earnings in this unit have been negatively impacted to the extent loan loss provision has increased in excess of amounts required by the business units on an economic basis.

BALANCE SHEET ANALYSIS

Total assets increased $1.4 billion to $91.0 billion as of December 31, 1997, as loan growth was offset by lower levels of cash and short-term investments, which were utilized to fund anticipated deposit runoff, long-term debt maturities and the acquisition of Columbia.

      Fleet's investment securities portfolio plays a significant role in the management of the corporation's balance sheet as the liquid nature of the securities portfolio enhances the efficiency of the balance sheet. The amortized cost of securities available for sale increased $503 million to $8.0 billion at December 31, 1997 compared to $7.5 billion at December 31, 1996. The valuation reserve for securities available for sale increased $107 million to an unrealized gain position of $158 million at December 31, 1997, due to a more favorable interest rate environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS


SECURITIES
                                                                 1997                             1996                     1995
December 31                                         Amortized          Market    Amortized      Market    Amortized      Market
Dollars in millions                                      Cost           Value         Cost       Value         Cost       Value
-------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
  U.S. Treasury and government agencies                $1,126          $1,134       $1,077      $1,083      $ 7,891      $7,889
  Mortgage-backed securities                            6,177           6,298        5,987       6,006        8,457       8,470
  Other debt securities                                   186             189            -           -        1,621       1,662
-------------------------------------------------------------------------------------------------------------------------------
     Total debt securities                              7,489           7,621        7,064       7,089       17,969      18,021
-------------------------------------------------------------------------------------------------------------------------------
         Marketable equity securities                     256             282          229         255          359         393
         Other securities                                 210             210          159         159          119         119
-------------------------------------------------------------------------------------------------------------------------------
            Total securities available for sale         7,955           8,113        7,452       7,503       18,447      18,533
-------------------------------------------------------------------------------------------------------------------------------
            Total securities held to maturity           1,249           1,254        1,177       1,172          798         782
-------------------------------------------------------------------------------------------------------------------------------
Total securities                                       $9,204          $9,367       $8,629      $8,675      $19,245     $19,315
-------------------------------------------------------------------------------------------------------------------------------


                                                 1996                                    1995
December 31                                                    Market           Amortized              Market
Dollars in millions                                             Value                Cost               Value
-------------------------------------------------------------------------------------------------------------
Securities available for sale
  U.S. Treasury and government agencies                        $1,083             $ 7,891              $7,889
  Mortgage-backed securities                                    6,006               8,457               8,470
  Other debt securities                                             -               1,621               1,662
-------------------------------------------------------------------------------------------------------------
     Total debt securities                                      7,089              17,969              18,021
-------------------------------------------------------------------------------------------------------------
         Marketable equity securities                             255                 359                 393
         Other securities                                         159                 119                 119
-------------------------------------------------------------------------------------------------------------
            Total securities available for sale                 7,503              18,447              18,533
-------------------------------------------------------------------------------------------------------------
            Total securities held to maturity                   1,172                 798                 782
-------------------------------------------------------------------------------------------------------------
Total securities                                               $8,675             $19,245             $19,315
-------------------------------------------------------------------------------------------------------------


LOANS

The loan portfolio inherently includes credit risk. Fleet attempts to control such risk through review processes that include analysis of credit applications, portfolio diversification and ongoing examinations of outstandings and delinquencies. Fleet strives to identify potential classified assets early, to take charge-offs promptly based on realistic assessments of probable losses and to maintain adequate reserves for credit losses. The corporation's portfolio is well-diversified by borrower, industry and product, thereby reducing risk.

      Total loans excluding the sale of the $2.2 billion indirect auto lending portfolio, increased $4.9 billion, or 8.5% over December 31, 1996. This increase was due primarily to loan growth in the commercial and industrial, lease financing and residential portfolios. Excluding the sale of the indirect auto lending portfolio, commercial and industrial (C&I) loans increased $3.6 billion, or 12%, from December 31, 1996 to December 31, 1997, due primarily to growth in middle-market lending and national banking.

COMMERCIAL AND INDUSTRIAL - PRODUCT DIVERSIFICATION
December 31


Dollars in millions                                            1997         1996
------------------------------------------------------ ------------- ------------
Banks and insurance                                          $4,596       $4,130
Communications                                                2,568        2,225
Real estate/construction/contractors                          2,188        1,888
Health care                                                   1,969        1,695
Retail                                                        1,750        2,209
Business services                                             1,699        1,524
Transportation                                                1,656        1,419
Precious metals/jewelry                                       1,637        1,704
Computer and electronics                                      1,457        1,090
Tourism and entertainment                                     1,306        1,231
Machine and equipment                                         1,280          978
Apparel and textiles                                          1,077        1,142
Energy production and distribution                            1,018          779
Forest products                                               1,015          765
Food distribution and production                                880          866
Printing and publishing                                         839          932
Plastics, ceramics, rubber and misc. products                   827          789
Other                                                         4,238        3,741
------------------------------------------------------ ------------- ------------
Total                                                       $32,000      $29,107
------------------------------------------------------ ------------- ------------


C&I borrowers consist primarily of middle-market and corporate customers and are well-diversified as to industry and companies within each industry. Although the corporation is engaged in business nationwide, the lending done by the banking subsidiaries is primarily concentrated in New England, New York and New Jersey.

      Lease financing totaled $3.4 billion at December 31, 1997, compared with $2.6 billion at December 31, 1996. This 29% increase is primarily attributable to new lease originations obtained through geographic expansion and specialization in targeted industries. The corporation provides lease financing for mid- to large-sized equipment acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS


COMMERCIAL REAL ESTATE-PRODUCT DIVERSIFICATION
December 31
Dollars in millions                                      1997               1996
------------------------------------------- ------------------ ------------------
Retail                                                 $1,365             $1,668
Apartments                                              1,196              1,471
Office                                                  1,184              1,367
Industrial                                                366                476
Other                                                   1,566              1,471
------------------------------------------- ------------------ ------------------
Total                                                  $5,677             $6,453
------------------------------------------- ------------------ ------------------


Commercial real estate (CRE) loans decreased by $776 million, or 12%, from December 31, 1996 to December 31, 1997, due to strategically designed attrition, increased syndication of loans, coupled with higher-than- normal pay downs due to a lower interest-rate environment.


CONSUMER AND RESIDENTIAL REAL ESTATE
December 31
Dollars in millions                                      1997               1996
--------------------------------------------------------------------------------
Residential real estate                               $10,019            $ 8,048
Home equity                                             4,851              5,061
Credit card                                             2,742              3,227
Student loans                                           1,029              1,255
Installment/other                                       2,871              4,099
--------------------------------------------------------------------------------
Total                                                 $21,512            $21,690
--------------------------------------------------------------------------------

Approximately 69% of the consumer and residential real estate portfolio at December 31, 1997, represented loans secured by residential real estate, including second mortgages, home equity loans and lines of credit. The corporation manages the risk associated with most types of consumer loans by utilizing uniform credit standards when extending credit, together with enhanced computer systems that streamline the process of monitoring delinquencies and assisting in customer contact.

      Outstanding residential real estate loans secured by one- to four-family residences increased $2.0 billion to $10.0 billion at December 31, 1997. This growth is the result of the corporation's efforts to steadily build the loan portfolio with quality interest-earning assets and attractive liquidity.

      Consumer loans, excluding the sale of the $1.5 billion consumer portion of the indirect auto lending portfolio, decreased $649 million from December 31, 1996. The decrease is primarily the result of a $485 million decline in credit card loans due to balance payoffs as the contractual repricing to higher rates resulted in customer attrition. The acquisition of the consumer credit card operations of Advanta will be completed in the first quarter of 1998 and will add approximately $11.5 billion of managed credit card loans, of which approximately $2 billion will reside on the balance sheet in consumer loans.

NONPERFORMING ASSETS


NONPERFORMING ASSETS(a)
Dollars in millions                      C&I          CRE       Consumer      Total
------------------------------- ------------- ------------ -------------- ----------
Nonperforming loans:
     Current or less than
         90 days past due               $163        $  49         $    4       $216
     Noncurrent                           94           31             51        176
OREO                                     ---            3             21         24
------------------------------- ------------- ------------ -------------- ----------
Total NPAs
   December 31, 1997                    $257        $  83          $  76       $416
------------------------------- ------------- ------------ -------------- ----------
Total NPAs
   December 31, 1996                    $351         $166           $206       $723
------------------------------- ------------- ------------ -------------- ----------


(a) Throughout this document, NPAs and related ratios do not include loans greater than 90 days past due and still accruing interest ($202 million and $247 million at December 31, 1997 and 1996, respectively), and $214 million and $265 million, respectively, of NPAs classified as held for sale or accelerated disposition.

Nonperforming assets (NPAs) are assets on which income recognition in the form of principal and/or interest has either ceased or is limited. NPAs negatively affect the corporation's earnings by reducing interest income. In addition to NPAs, asset quality is measured by the amount of provision, charge-offs and certain credit quality related ratios as disclosed in the Reserve for Credit Losses Activity table.

      NPAs decreased $307 million, or 42% over the prior year. NPAs at December 31, 1997, as a percentage of total loans and other real estate owned (OREO), and as a percentage of total assets, were .66% and .46%, respectively, compared to 1.21% and .81%, respectively, at December 31, 1996. This improvement was due primarily to declining levels of nonperforming assets in all loan and OREO portfolios as a result of the successful resolution of certain commercial and industrial and commercial real estate loans, as well as $231 million of nonperforming assets transferred to assets held for sale or accelerated disposition.

ACTIVITY IN NONPERFORMING ASSETS
Year ended December 31


Dollars in millions                             1997            1996
-----------------------------------------------------------------------
Balance at beginning of year                    $723            $499
Additions                                        696             966
Acquisitions                                       -             196
Reductions:
   Payments/interest applied                    (441)           (400)
   Returned to accrual                           (68)           (103)
   Charge-offs/write-downs                      (174)           (245)
   Sales/other                                   (89)            (93)
-----------------------------------------------------------------------
     Total reductions                           (772)           (841)
-----------------------------------------------------------------------
Subtotal                                         647             820
-----------------------------------------------------------------------
Assets reclassified as held for sale
   or accelerated disposition                   (231 )           (97 )
-----------------------------------------------------------------------
Balance at end of year                          $416            $723
-----------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

At December 31, 1997 and 1996, loans in the 90 days past due and still accruing interest category amounted to $202 million and $247 million, respectively, which included approximately $172 million and $192 million, respectively, of consumer and residential loans. Although these amounts are not included in NPAs, management reviews these loans when considering risk elements to determine the adequacy of Fleet's credit loss reserve.

      At December 31, 1997 and 1996, NPAs classified as held for sale or accelerated disposition totaled $214 million and $265 million, respectively, as follows:


NONPERFORMING ASSETS HELD FOR SALE OR ACCELERATED DISPOSITION
Dollars in millions                C&I       CRE       Consumer      Total
------------------------------ -------- --------- -------------- ----------
Nonaccrual loans and
   leases                          $28     $  72           $101       $201
OREO                                 1         3              9         13
------------------------------ -------- --------- -------------- ----------
December 31, 1997                  $29     $  75           $110       $214
------------------------------ -------- --------- -------------- ----------
December 31, 1996                  $93      $147            $25       $265
------------------------------ -------- --------- -------------- ----------


RESERVE FOR CREDIT LOSSES

RESERVE FOR CREDIT LOSSES ALLOCATION

                                          1997                          1996
                                               Percent of                    Percent of
December 31                                  Loan Type to                  Loan Type to
Dollars in millions                   Amount  Total Loans        Amount     Total Loans        Amount
-------------------------------------------------------------------------------------------------------
Commercial and industrial             $  626        51.15 %      $  668           48.63 %      $  606
Consumer                                 345        18.37           365           22.79           209
Commercial real estate:
   Construction                           15         1.42            26            1.79            23
   Interim/permanent                      83         7.65           129            8.99           138
Residential real estate                   41        16.01            67           13.44            90
Lease financing                           18         5.40            20            4.36            19
Unallocated                              304            -           213               -           236
-------------------------------------------------------------------------------------------------------
Total                                 $1,432        100.0 %      $1,488           100.0 %      $1,321
-------------------------------------------------------------------------------------------------------


                           1995                         1994                        1993
                                 Percent of                   Percent of                  Percent of
December 31                    Loan Type to                 Loan Type to                Loan Type to
Dollars in millions             Total Loans       Amount     Total Loans      Amount     Total Loans
-------------------------------------------------------------------------------------------------------
Commercial and industrial             43.85 %     $  620           41.80 %    $  678           42.57 %
Consumer                              20.54          226           25.06         196           24.84
Commercial real estate:
   Construction                        1.15           17            1.43           7            1.44
   Interim/permanent                   8.40          190           10.26         241           11.90
Residential real estate               21.83           47           18.27          50           16.64
Lease financing                        4.23           18            3.18          36            2.61
Unallocated                               -          378               -         461               -
-------------------------------------------------------------------------------------------------------
Total                                 100.0 %     $1,496           100.0 %    $1,669           100.0 %
-------------------------------------------------------------------------------------------------------

The reserve for credit losses represents the amount available for credit losses inherent in the bank's portfolio and reflects management's ongoing detailed review of certain individual loans, supplemented by an analysis of the historical net charge-off experience of the portfolio, an evaluation of current and anticipated economic conditions and other pertinent factors. Based on these analyses, the corporation believes that its year-end reserve is adequate.

      Loans are charged off once the probability of loss has been established, with consideration given to factors such as the customer's financial condition, underlying collateral and guarantees, as well as general and industry economic conditions.

      Fleet's reserve for credit losses decreased $56 million from December 31, 1996, to $1.432 billion at December 31, 1997. The 1997 provision for credit losses was $322 million, $109 million higher than the prior year level of $213 million. The increase in the provision for credit losses was due primarily to a higher level of bankruptcies and delinquencies in the consumer loan portfolio. The provision for credit losses is expected to increase in 1998 due to a higher level of credit card activity resulting from the acquisition of Advanta's consumer credit card portfolio, which is anticipated to be offset by the additional earnings from this acquisition.


RESERVE FOR CREDIT LOSSES ACTIVITY
Year ended December 31
Dollars in millions               1997        1996      1995      1994      1993
----------------------------------------------------------------------------------
Balance at beginning
  of year                       $1,488      $1,321    $1,496    $1,669    $1,937
Gross charge-offs:
  Consumer                         321         230       141       130       133
  Commercial and industrial        132         160       109        91       257
  Commercial real estate            38          60        99        95       269
  Residential real estate           21          30        65        52        49
  Lease financing                    2           4         4         9        21
----------------------------------------------------------------------------------
Total gross charge-offs            514         484       418       377       729
----------------------------------------------------------------------------------
Recoveries:
  Consumer                          43          30        34        35        34
  Commercial and industrial         64          59        48        60        63
  Commercial real estate            26          17        25        27        34
  Residential real estate            3           4         4        11         4
  Lease financing                    2           4         5         5         9
----------------------------------------------------------------------------------
Total recoveries                   138         114       116       138       144
----------------------------------------------------------------------------------
Net charge-offs                    376         370       302       239       585
Provision                          322         213       101        65       327
Acquired/other                      (2)        324        26         1       (10)
----------------------------------------------------------------------------------
Balance at end of year          $1,432      $1,488    $1,321    $1,496    $1,669
----------------------------------------------------------------------------------
Ratio of net charge-offs
  to average loans                .63%        .65%      .58%      .53%     1.33%
Ratio of reserve for credit
  losses to year-end loans       2.29%       2.49%     2.51%     3.20%     3.76%
Ratio of reserve for credit
  losses to year-end NPAs         344%        206%      265%      196%      161%
Ratio of reserve for credit
  losses to year-end nonper-
  forming loans                   365%        214%      301%      224%      199%
----------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

Net charge-offs increased $6 million to $376 million in 1997 compared with $370 million in 1996. Net charge-offs from the credit card portfolio increased $64 million to $189 million, due to an increase of $310 million of average credit card loans year to year, coupled with higher delinquency levels. The ratio of net charge-offs to average loans remained consistent at .63% with the prior year ratio of .65%. Net charge-offs are expected to increase in 1998, driven principally by higher anticipated charge-offs on consumer loans due to the significant increase in credit card receivables from the acquisition of the consumer credit card operations of Advanta in the first quarter of 1998. The rate of increase in the level of charge-offs could be even higher if the rate of personal bankruptcies, which are unpredictable, increases.

FUNDING SOURCES


COMPONENTS OF FUNDING SOURCES
December 31
Dollars in millions                                         1997            1996
------------------------------------------------ ---------------- ---------------
Deposits:

  Demand                                                 $13,148         $17,903
  Regular savings, NOW, money market                      30,485          27,976
  Time:
    Domestic                                              16,258          18,583
    Foreign                                                3,844           2,609
------------------------------------------------ ---------------- ---------------
Total deposits                                            63,735          67,071
------------------------------------------------ ---------------- ---------------
Borrowed funds:
  Federal funds purchased                                  1,004             488
  Securities sold under agreements
     to repurchase                                         2,630           2,382
  Commercial paper                                           811             676
  Other                                                    3,060             648
------------------------------------------------ ---------------- ---------------
Total short-term borrowed funds                            7,505           4,194
------------------------------------------------ ---------------- ---------------
Due to broker/dealer                                       4,316           3,080
------------------------------------------------ ---------------- ---------------
Long-term debt                                             4,500           5,114
------------------------------------------------ ---------------- ---------------
Total                                                    $80,056         $79,459
------------------------------------------------ ---------------- ---------------


Total deposits decreased $3.3 billion to $63.7 billion at December 31, 1997. The decrease was due primarily to demand and time deposit runoff. Demand deposits decreased $4.8 billion as a result of runoff due to customers seeking alternate investment products and the reclassification of $3.6 billion of noninterest-bearing demand deposits to money market accounts as part of the implementation of a new sweep product. Time deposits decreased $1.1 billion due to decreases in retail certificates of deposit and individual retirement accounts resulting from the corporation's efforts to maintain a competitive cost structure combined with the continued migration of customer interest-bearing accounts to higher-yielding investment products.

      Certificates of deposit and other time deposits issued by domestic offices in amounts of $100,000 or more as of December 31, 1997 will mature as follows:

MATURITY OF TIME DEPOSITS



December 31, 1997                                                        Foreign
Dollars in millions,                     Certificates                       Time
Remaining maturity                         of Deposit                   Deposits
--------------------------- -------------------------- --------------------------
3 months or less                               $2,345                     $3,836
3 to 6 months                                     321                          3
6 to 12 months                                    352                          5
Over 12 months                                  1,365                          -
--------------------------- -------------------------- --------------------------
Total                                          $4,383                     $3,844
--------------------------- -------------------------- --------------------------


Total short-term borrowed funds increased $3.3 billion from December 31, 1996, due primarily to increasing levels of treasury, tax and loan borrowings as the corporation utilized this favorably priced funding vehicle to replace time and demand deposit outflows.

      Long-term debt decreased by $614 million due to $1.1 billion of scheduled maturities, partially offset by $408 million of newly issued debt and $84 million of trust preferred securities issued in exchange for Series V preferred stock.

      Management believes Fleet has sufficient liquidity to meet its liabilities of customer deposits and debtholders. The effect of maturing liabilities is discussed in the Asset-Liability Management section that follows.

ASSET-LIABILITY MANAGEMENT

The goal of asset-liability management is the prudent control of market risk, liquidity, and capital. Asset-liability management is governed by policies reviewed and approved annually by the corporation's Board of Directors (the Board). The Board delegates responsibility for asset-liability management to the corporate Asset-Liability Management Committee (ALCO). ALCO sets strategic directives that guide the day-to-day asset-liability management activities of the corporation. ALCO also reviews and approves all major market risk, liquidity, and capital management programs.

MARKET RISK

Market risk is the sensitivity of income to variations in interest rates, foreign exchange rates, commodity prices, and other market-driven rates or prices. As discussed below, the corporation is exposed to market risk in both its non-trading and trading operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-TRADING MARKET RISK

The corporation's earnings from non-trading operations are not directly and materially impacted by movements in foreign currency rates or commodity prices. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity or the amount of fees from investment-related businesses.

      Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-trading market risk to which the corporation is exposed. Interest-rate risk is the sensitivity of income to variations in interest rates. This risk arises directly from the corporation's core banking activities - lending, deposit gathering, and loan servicing.

      The primary goal of interest-rate risk management is to control the corporation's exposure to interest-rate risk both within limits approved by the Board and within narrower guidelines approved by ALCO. These limits and guidelines reflect the corporation's tolerance for interest-rate risk over both short-term and long-term time horizons.

      The corporation controls interest-rate risk by identifying, quantifying and hedging its exposures. The corporation identifies and quantifies its interest-rate exposures using sophisticated simulation and valuation models, as well as simpler gap analyses, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the corporation's assets and liabilities.

      The corporation manages the interest-rate risk inherent in its core banking operations using both on-balance sheet instruments, mainly fixed-rate portfolio securities, and a variety of off-balance sheet instruments. The most frequently used off-balance sheet instruments are interest-rate swaps and options (particularly interest-rate caps and floors). When appropriate, forward-rate agreements, options on swaps, and exchange-traded futures and options are also used.

      The major source of the corporation's non-trading interest-rate risk is the difference in the repricing characteristics of the corporation's core banking assets and liabilities - loans and deposits. This difference or mismatch is a risk to net interest income.

      Most significantly, the corporation's core banking assets and liabilities are mismatched with respect to repricing frequency and/or maturity. Most of the corporation's commercial loans, for example, reprice rapidly in response to changes in short-term interest rates (e.g., London Interbank Offered Rate (LIBOR) and Prime). In contrast, many of its consumer deposits reprice slowly, if at all, in response to changes in market interest rates. As a result, the core bank is asset-sensitive.

      Additionally, the corporation's core banking assets and liabilities are mismatched with respect to repricing index. For example, many of the corporation's commercial and consumer loans reprice in response to changes in the Prime rate, while few, if any, deposits reprice as Prime changes. As a result, the core bank is exposed to spread or "basis" risk.

      In managing net interest income, the corporation uses fixed-rate portfolio securities and interest-rate swaps to offset the general asset-sensitivity of the core bank. Additionally, the corporation uses interest-rate swaps to offset basis risk, including the specific exposure to changes in Prime. At December 31, 1997, interest-rate swaps totaling $12.2 billion (notional amount) were being used to manage risk to net interest income.

      A second major source of the corporation's non-trading interest-rate risk is the sensitivity of its mortgage servicing rights (MSRs) to prepayments. The mortgage borrower has the option to prepay the mortgage loan at any time. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through a refinancing; when mortgage interest rates rise, this incentive is reduced or eliminated. Since MSRs represent the right to service mortgage loans, a decline in interest rates and an actual (or probable) increase in mortgage prepayments shorten the expected life of the MSR asset and reduce its economic value. Correspondingly, an increase in interest rates and an actual (or probable) decline in mortgage prepayments lengthen the expected life of the MSR asset and enhance its economic value. The expected income from and, therefore, economic value of MSRs is sensitive to movements in interest rates due to this sensitivity to mortgage prepayments.

      To mitigate the risk of declining long-term interest rates, higher-than-expected mortgage prepayments, and the potential impairment of the MSRs, the corporation uses a variety of risk management instruments, primarily interest-rate swaps and floors tied to yields on 10-year "constant maturity" Treasury notes. These instruments gain value as interest rates decline, mitigating the impairment of MSRs. At December 31, 1997, the corporation had approximately $2.5 billion of interest-rate swaps and $23.9 billion of purchased option agreements, primarily interest-rate floors outstanding, to manage risk to the MSRs' valuation.

      To reduce the cost of this hedging program, the corporation has sold interest-rate cap "corridors." Each corridor includes a sold interest-rate cap paired with a purchased interest-rate cap at a higher strike rate. This strategy monetizes some of the expected appreciation in the value of the MSRs in a rising rate environment. Premiums received from cap corridor sales have been used to fund purchases of protective interest-rate floors discussed above with the restriction that each combination of floors purchased and cap corridors sold results in a net

MANAGEMENT'S DISCUSSION AND ANALYSIS

purchased option position. At December 31, 1997, the corporation had approximately $4.3 billion of cap corridors outstanding.

      Complicating management's efforts to control non-trading exposure to interest-rate risk is the fundamental uncertainty of the maturity, repricing, and/or runoff characteristics of some of the corporation's core banking assets and liabilities. This uncertainty often reflects optional features contained in these financial instruments. The most important optional features are contained in consumer deposits and loans.

      For example, many of the corporation's interest-bearing retail deposit products (e.g., interest checking, savings and money market deposits) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. To forestall such runoff, rates on interest-bearing deposits may have to be increased more (or reduced less) than expected. Such repricing may not be highly correlated with the repricing of Prime-based or LIBOR-based loans. Finally, balances that are lost may have to be replaced with other more expensive retail or wholesale deposits. Given the uncertainties surrounding deposit runoff and repricing, the interest-rate sensitivity of core bank liabilities cannot be determined precisely.

      Similarly, customers have the right to prepay loans, particularly residential mortgage loans, without penalty. As a result, the corporation's mortgage-based assets (including mortgage loans and securities as well as mortgage servicing rights) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the bank's customers is uncertain, the interest-rate sensitivity of mortgage assets cannot be determined exactly.

      To cope with such uncertainties, management gives careful attention to its assumptions. Depending on the product or behavior in question, each assumption will reflect some combination of market data, research analysis, and business judgment. For example, assumptions for mortgage prepayments are derived from published dealer median prepayment estimates for comparable mortgage loans, adjusted for factors specific to the corporation's portfolio, such as geography and credit quality. Assumptions for noncontractual deposits are based on a historical analysis of repricing and runoff trends, heavily weighted to the recent past, modified by business judgment concerning prospective competitive market influences.

      To measure the sensitivity of its income to changes in interest rates, the corporation uses a variety of methods, including simulation, gap, and valuation analyses.

      Simulation analysis involves dynamically modeling interest income and expense from the corporation's balance sheet and off-balance-sheet positions over a specified time period under various interest-rate scenarios and balance sheet structures. The corporation uses simulation analysis to measure the sensitivity of net interest income over relatively short (i.e., 1-2 year) time horizons.

      Key assumptions in these simulation analyses (and in the gap and valuation analyses discussed below) relate to the behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the bank's deposit and loan customers. As indicated above, the most material assumptions relate to the prepayment of mortgage assets as well as the repricing and/or runoff of noncontractual deposits.

      As the future path of interest rates cannot be known in advance, management uses simulation analysis to project earnings under various interest-rate scenarios. Some scenarios reflect reasonable or "most likely" economic forecasts. Other scenarios are deliberately extreme, including immediate interest-rate "shocks," gradual interest-rate "ramps," spread widenings, and yield curve "twists."

      Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer and competitor behavior in the specified interest-rate scenario. But in some analyses, assumptions are deliberately manipulated to test the corporation's exposure to "assumption risk."

      The corporation's Board limits on interest-rate risk specify that if interest rates were to shift immediately up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 7.5%. The corporation was in compliance with this limit at December 31, 1997. The following table reflects the estimated exposure of the corporation's net interest income for the next 12 months, assuming an immediate shift in interest rates.

                                   Estimated Exposure to
         Rate Change           Net Interest Income (Dollars
       (Basis Points)                  in millions)
------------------------------ ------------------------------
            + 200                          $ 72
            - 200                          (127)
------------------------------ ------------------------------

Management believes that these estimates reflect a complete and accurate representation of the corporate balance sheet. It should be emphasized, however, that the results are dependent on material assumptions such as those discussed above.

      Management believes that the exposure of the corporation's net interest income to gradual and/or modest changes in interest rates is relatively small. As

MANAGEMENT'S DISCUSSION AND ANALYSIS

indicated by the results of the simulation analyses, however, a sharp decline in interest rates will tend to reduce net interest income, but by amounts that are within corporate limits. This exposure is primarily related to two major risk factors discussed earlier - the anticipated slow repricing of noncontractual deposits and the assumed rapid prepayment of mortgage loans and securities.

      The most significant factors affecting the risk exposure of net interest income during 1997 were the sales of assets such as indirect auto loans, the runoff of maturing interest-rate swaps, the addition of both new interest-rate swaps and residential mortgage loans, the restructuring of the mortgage-backed securities portfolio by lowering coupons, the continued runoff of consumer savings deposits, and an increase in net free funds. In its management of these and other factors influencing the current environment, the corporation has attempted to maintain a modestly asset-sensitive position.

      Gap analysis provides a static view of the maturity and repricing characteristics of the on- and off-balance sheet positions. The interest-rate gap is prepared by scheduling all assets, liabilities and off-balance sheet positions according to scheduled or anticipated repricing or maturity. Interest-rate gap analysis can be viewed as a complement to simulation analysis.

      The corporation's Board limits on interest-rate risk specify that the cumulative one-year gap should be less than 10% of total assets. As of December 31, 1997, the estimated exposure was 3.6% asset-sensitive (see the following table).


INTEREST-RATE GAP ANALYSIS


                                                                         Cumulatively Repriced Within
December 31, 1997                                    3 months        4 to 12       12 to 24        2 to 5     After 5
Dollars in millions, by repricing date                or less         months         months         years       years     Total
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                          $53,783        $ 8,733       $  5,587      $  9,552     $13,392   $91,047
Total liabilities and stockholders' equity            (39,101)       (12,768)       (10,848)       (5,950)    (22,380)  (91,047)
Net off-balance sheet                                 (10,437)         3,024          4,141         2,412         860
-----------------------------------------------------------------------------------------------------------------------------------

Periodic gap                                            4,245         (1,011)        (1,120)        6,014      (8,128)        -
Cumulative gap                                          4,245          3,234          2,114         8,128           -         -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percent of total assets-1997          4.7 %          3.6 %          2.3 %         8.9 %
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percent of total assets-1996          1.8            2.4            0.7           9.1
-----------------------------------------------------------------------------------------------------------------------------------

Valuation analysis involves projecting future cash flows from the corporation's assets, liabilities and off-balance sheet positions over a very long-term horizon, discounting those cash flows at appropriate interest rates, and then summing the discounted cash flows. The corporation's "economic value of equity"
(EVE) is the estimated net present value of the discounted cash flows. The interest sensitivity of EVE is a measure of the sensitivity of long-term earnings to changes in interest rates. The corporation uses valuation analysis (specifically, the sensitivity of EVE) to measure the exposure of earnings and equity to changes in interest rates over a relatively long (i.e., >2-year) time horizon.

      Valuation analysis provides a more comprehensive measure of the corporation's exposure to interest-rate risk than simulation analysis. Valuation analysis incorporates a longer time horizon, and it also includes certain interest-rate sensitive components of noninterest income and expense, specifically fee income and amortization from mortgage servicing rights.

      The corporation's Board limits on interest-rate risk specify that if interest rates were to shift immediately up or down 200 basis points, the estimated economic value of equity should decline by less than 10%. The corporation was in compliance with this limit at December 31, 1997. The following table reflects the corporation's estimated exposure to economic value assuming an immediate shift in interest rates. Exposures are reported for shifts of +/- 100 basis points as well as +/- 200 basis points because the sensitivity of EVE (in particularly the sensitivity of the hedged MSRs) to changes in interest rates can be nonlinear:

                                          Estimated Exposure to
          Rate Change                         Economic Value
         (Basis Points)                   (Dollars in Millions)
-------------------------------------------------------------------------
              +200                                    $(158)
              +100                                        9
              -100                                     (381)
              -200                                     (798)
-------------------------------------------------------------------------

It should be emphasized that valuation analysis focuses on the long-term economic value of the corporation's future cash flows, but it does not reflect accounting rules. For some financial instruments, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately. For example, if interest rates decline, thereby reducing estimated future fee income from MSRs such that the estimated economic value of the MSRs falls below book value, an immediate impairment charge is required. In contrast, for other financial instruments, such as fixed-rate investment securities, the beneficial impact of a decline in interest rates on future income is unrecognized unless the instruments are sold.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      As a result of such accounting requirements, a portion of the EVE exposure attributable to mortgage servicing rights could materially impact earnings within the next 12 months if interest rates were to decline sharply. Given current hedges, the exposure to MSR impairment appears to reach a peak with long-term interest rates approximately 100 basis points below year-end 1997 levels. Management anticipates that in such a scenario, the corporation would execute transactions, such as security sales, to mitigate the impact on earnings.

      Off-balance sheet interest-rate instruments used to manage net interest income are designated as hedges of specific assets and liabilities. Accrual accounting is applied to these hedges, and the income or expense is recorded in the same category as that of the related balance sheet item. The periodic net settlement of the interest-rate risk-management instruments is recorded as an adjustment to net interest income. The interest-rate risk-management instruments generated $52 million, $12 million, and $(18) million of net interest income (expense) during 1997, 1996, and 1995, respectively. As of December 31, 1997, the corporation had net deferred income of $19 million relating to terminated interest-rate swap contracts, which will be amortized over the remaining life of the underlying terminated interest-rate contracts of approximately 5 years.

      During 1997, the corporation altered its interest-rate risk-management portfolio to limit an increase in asset-sensitivity resulting from balance sheet changes and swap runoff. In particular, $1.8 billion of receive-fixed swaps were added through new transactions, partially offsetting maturities of $2.5 billion. Separately, the corporation reduced its position in other interest-rate risk-management instruments, mainly through the termination of basis swaps that were no longer needed after the sale of the hedged assets.

      Off-balance sheet interest-rate instruments used to manage potential impairment of MSRs are designated as hedges of the MSRs. Changes in fair value of the hedges are recorded as adjustments to the carrying value of the MSRs. At December 31, 1997, net hedge gains of $83 million have been deferred and recorded as adjustments to the carrying value of the MSRs. Deferred hedge gains include $24 million of realized hedge losses related to the termination of certain risk-management instruments. Amounts paid for interest-rate contracts are amortized over the life of the contracts and are included as a component of MSR amortization. At December 31, 1997, the carrying value and fair value of the corporation's MSRs were $1.8 billion and $1.9 billion, respectively.

      During 1997, the corporation also altered its interest-rate risk-management portfolio to enhance its protection of the value of the MSRs. In particular, $8.0 billion of long-term interest-rate floors were purchased, including synthetic floors created from combinations of swaps and caps. Additionally, $1.5 billion of interest-rate swaps, as well as a small notional amount of mortgage principal-only (PO) swaps were added through new transactions. To partially mitigate the cost of these hedges, $2.4 billion of interest-rate cap corridors were sold.

      These risk-management activities do not eliminate interest-rate risk in the MSRs. Treasury rates, to which most of the MSR hedges are indexed, may not move in tandem with mortgage interest rates. As mortgage interest rates change, actual prepayments may not respond exactly as anticipated. Other pricing factors, such as the volatility of market yields, may affect the value of the option hedges without similarly impacting the MSRs. Finally, the corporation's hedging activity has not been sufficient to offset prepayment risk completely in all interest-rate scenarios. A continued decline in long-term interest rates accompanied by a further acceleration of mortgage prepayments could result in a significant impairment charge.

MANAGEMENT'S DISCUSSION AND ANALYSIS

RISK-MANAGEMENT INSTRUMENT ANALYSIS


                                                                                      Assets-
                                                                           Notional   Liabilities
Dollars in millions                                                           Value   Hedged
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-RATE RISK-MANAGEMENT INSTRUMENTS
Interest-rate swaps:
  Receive-fixed/pay-variable                                               $  8,015   Variable-rate loans
                                                                                626   Fixed-rate deposits
                                                                                693   Long-term debt
                                                                                175   Short-term borrowings
                                                              ----------------------
                                                                              9,509
-----------------------------------------------------------------------------------------------------------------------------
  Basis swaps                                                                 2,729   Deposits
-----------------------------------------------------------------------------------------------------------------------------
Total hedges of net-interest income                                          12,238
-----------------------------------------------------------------------------------------------------------------------------
MORTGAGE BANKING RISK-MANAGEMENT INSTRUMENTS
Interest rate swaps:
                                                                                      Mortgage servicing rights
  Receive-fixed/pay-variable, PO swaps                                        2,502      and escrow deposits
Options:
  Interest-rate floors, synthetic floors and swaptions
      purchased                                                              23,870   Mortgage servicing rights
  Interest-rate cap corridors sold                                            4,309   Mortgage servicing rights
-----------------------------------------------------------------------------------------------------------------------------
  Total options                                                              28,179
-----------------------------------------------------------------------------------------------------------------------------
Total hedges of mortgage servicing rights and escrow
   deposits                                                                  30,681
-----------------------------------------------------------------------------------------------------------------------------
Total risk-management instruments                                           $42,919
-----------------------------------------------------------------------------------------------------------------------------


                                                                 Weighted                  Weighted Average
                                                                  Average                        Rate
                                                                 Maturity        Fair    ---------------------
Dollars in millions                                               (Years)       Value     Receive         Pay
-----------------------------------------------------------------------------------------------------------------
INTEREST-RATE RISK-MANAGEMENT INSTRUMENTS Interest-rate swaps:
  Receive-fixed/pay-variable




                                                                      2.3        $ 48        7.09 %      6.94 %
-----------------------------------------------------------------------------------------------------------------
  Basis swaps                                                         1.3          (1)       5.85        6.01
-----------------------------------------------------------------------------------------------------------------
Total hedges of net-interest income                                   2.0          47        6.82        6.73
-----------------------------------------------------------------------------------------------------------------
MORTGAGE BANKING RISK-MANAGEMENT INSTRUMENTS Interest rate swaps:

  Receive-fixed/pay-variable, PO swaps                                3.1           -        6.00        5.88
Options:
  Interest-rate floors, synthetic floors and swaptions
      purchased                                                       3.5         138           - (a)       - (a)
  Interest-rate cap corridors sold                                    2.9         (25 )         - (a)       - (a)
-----------------------------------------------------------------------------------------------------------------
  Total options                                                       3.4         113           -           -
-----------------------------------------------------------------------------------------------------------------
Total hedges of mortgage servicing rights and escrow
   deposits                                                           3.4         113        6.00        5.88
-----------------------------------------------------------------------------------------------------------------
Total risk-management instruments                                     3.0        $160        6.68 %      6.59 %
-----------------------------------------------------------------------------------------------------------------

(a) The mortgage-banking risk-management interest-rate floors, synthetic floors and swaptions purchased, and interest-rate cap corridors sold have weighted average strike rates of 5.31% and 7.69%,respectively.

TRADING MARKET RISK

The corporation's trading portfolios are exposed to market risk due to variations in interest rates, currency exchange rates, precious metals prices, and related market volatilities. This exposure arises in the normal course of the corporation's business as a financial intermediary. Interest rate, foreign exchange, and precious metals contracts are primarily entered into to satisfy the investment and risk-management needs of our customers. The corporation generally enters into offsetting interest-rate, foreign exchange, and precious metals contracts to mitigate the risk to earnings. The corporation also enters into some proprietary on-balance sheet trading positions which principally include U.S. federal and state government and agency securities.

      The corporation uses an "earnings at risk" (EAR) system, based on an industry-standard risk measurement methodology, to measure the overall market risk inherent in its trading activities. The system, using historical data to estimate market volatility, measures the risk to earnings at a 99% confidence level based on an assumed ten-day holding period. In simple terms, the corporation's EAR measure estimates the loss that would be suffered if its trading positions were held for a full ten days during an adverse and extreme (less than a 1% probability) market move.

      Management recognizes that this methodology, while standard, can underestimate risk. The actual probability of an extreme market move is generally greater than the statistics suggest because returns on financial instruments are not normally distributed. Nevertheless, as applied to the corporation's trading positions, the method appears to be a conservative measure of risk because in any sustained adverse market move, it is unlikely that trading positions would be held for a full ten days.

      Measured market risk is controlled by earning at risk limits, which are reviewed and approved annually by the Board. Additionally, more restrictive guidelines may be established by ALCO. During 1997, the total Board limit was $12 million, while the more restrictive ALCO guideline was approximately $9 million. Actual daily exposures were uniformly much lower than either the Board limit or ALCO guideline. The average daily exposure to this market risk was $.8 million, and the maximum daily exposure was $2.7 million.

LIQUIDITY RISK

Liquidity risk-management's objective is to assure the ability of the corporation and its subsidiaries to meet their financial obligations. These obligations are the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and the ability to take advantage of new business opportunities. Liquidity is achieved by the maintenance of a strong base of core customer funds, maturing short-term assets, the ability to sell marketable securities, committed lines of credit and access to capital markets. Liquidity may also be enhanced through the securitization of consumer asset receivables. Liquidity at Fleet is measured and monitored daily, allowing management to better understand and react to balance sheet trends.

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALCO is responsible for implementing the Board's policies and guidelines governing liquidity.

      Liquidity at the bank level is managed through the monitoring of anticipated changes in loans, core deposits, and wholesale funds. Diversification of liquidity sources by maturity, market, product and counterparty are mandated through ALCO guidelines. The corporation's banking subsidiaries routinely model liquidity under three economic scenarios, two of which involve increasing levels of economic difficulty and financial market strain. Management also maintains a detailed contingency liquidity plan designed to respond either to an overall decline in the condition of the banking industry or a problem specific to Fleet. The strength of Fleet's liquidity position is a result of its base of core customer deposits. These core deposits are supplemented by wholesale funding sources in the capital markets, as well as from direct customer contacts. Wholesale funding sources include large certificates of deposit, foreign branch deposits, federal funds, collateralized borrowings, and a bank-note program.

      The primary sources of liquidity for the parent company are interest and dividends from subsidiaries, committed lines of credit and access to the money and capital markets. Dividends from banking subsidiaries are limited by various regulatory requirements related to capital adequacy and earning trends. The corporation's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and, in the case of nonbanking subsidiaries, funds from the parent company.

      At December 31, 1997, the corporation had commercial paper outstanding of $811 million, all of which was placed directly by Fleet in its local markets, compared with $676 million at December 31, 1996. The corporation has a backup line of credit totaling $1 billion to ensure that funding is not interrupted if commercial paper is not available. At December 31, 1997 and 1996, Fleet had no outstanding balance under the line of credit.

      Fleet had $2.0 billion available for the issuance of common or preferred stock, and senior or subordinated securities at December 31, 1997 under existing shelf registrations filed with the Securities and Exchange Commission (SEC). Subsequent to December 31, 1997, the corporation issued $750 million of subordinated debt, $120 million of trust preferred securities, and filed a $350 million shelf registration for trust preferred securities, bringing the availability of the shelf registration to $1.8 billion. Fleet's ability to access the capital markets was demonstrated in 1997 through the issuance of $195 million in subordinated debt and the issuance of 10.75 million shares of common stock. The corporation also repaid $455 million of debt and exchanged $84 million of preferred securities for trust originated preferred securities during 1997.

      As shown in the consolidated statement of cash flows, cash and cash equivalents decreased by $3.5 billion during 1997. The decrease was due to cash used in investing activities of $4.5 billion and cash used in financing activities of $1.3 billion, offset by cash provided by operating activities of $2.2 billion. Net cash used in investing activities was attributable to a net increase in loans resulting primarily from loan growth in the commercial and industrial, lease financing and residential portfolios and a net increase in securities. Net cash used in financing activities was due to a decrease in deposits of $3.3 billion relating to deposit runoff, dividends paid and repayments of long-term debt, offset by an increase in short-term borrowings. Net cash provided by operating activities was attributable to net income of $1.4 billion.

CAPITAL
December 31
Dollars in millions                           1997            1996
------------------------------------------------------------------------
Risk-adjusted assets                       $90,063         $82,563
Tier 1 risk-based capital
   (4% minimum)                               7.26 %          7.70 %
Total risk-based capital
   (8% minimum)                              10.71           11.27
Leverage ratio (4% minimum)                   7.66            7.19
Common equity-to-assets                       8.52            7.63
Total equity-to-assets                        9.28            8.69
Tangible common equity-to-assets              6.26            5.79
Tangible total equity-to-assets               7.04            6.88
------------------------------------------------------------------------

A financial institution's capital serves to support asset growth and provide protection against loss to depositors and creditors. Common equity represents the stockholders' investment in the corporation. In addition to common equity, regulatory capital includes, within certain limits, preferred stock, subordinated debt and loss reserves.

      The corporation strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining optimal capital levels, the corporation also considers the capital levels of its peers and the evaluations of the major rating agencies that assign ratings to the corporation's public debt.

      In blending the requirements of each of these constituencies, the corporation has established target capital ranges that it believes will provide for management flexibility and the deployment of capital in an optimally efficient and profitable manner. These targets are reviewed periodically relative to the

MANAGEMENT'S DISCUSSION AND ANALYSIS

corporation's risk profile and prevailing economic conditions.

      The corporation strives to maintain regulatory capital at approximately 0.75%-1.25% above the minimum regulatory requirements for a well-capitalized institution, as defined in the FDIC Improvement Act. In addition, the corporation currently has a tangible common equity-to-assets ratio target range of 5.50%-6.00% and a total equity-to-assets target range of 7.25%-7.75%.

      At December 31, 1997, the corporation exceeded all regulatory required minimum capital ratios and was categorized as well capitalized, as Fleet's Tier 1 and Total risk-based capital ratios were 7.26% and 10.71%, respectively, compared with 7.70% and 11.27%, respectively, at December 31, 1996. The leverage ratio was 7.66% at December 31, 1997, compared with 7.19% at December 31, 1996. The corporation's risk-based capital ratios decreased compared with December 31, 1996, due mainly to growth in risk-adjusted assets. All other capital ratios increased compared with the prior year. Excess capital, defined as common equity above the capital target, is available for core business investments and acquisitions.

      As registered brokers-dealers and member firms of the New York Stock Exchange, Inc. (the "NYSE"), five subsidiaries are subject to certain rules of both the Securities and Exchange Commission and the NYSE. These rules require registrants to maintain minimum levels of net capital, as defined, and may restrict a member from expanding its business and declaring dividends as its net capital approaches specified levels. At December 31, 1997, the subsidiaries had net capital, in the aggregate, of approximately $226 million which exceeded aggregate minimum net capital requirements by approximately $186 million.

      During 1997, prior to the announcement of the Columbia, Quick & Reilly and Advanta acquisitions, the corporation repurchased 13.3 million shares of common stock at an average price of $59.00 per share as part of a previously announced program to manage capital levels more effectively. However, in conjunction with the corporation's announcement of its intention to acquire Quick & Reilly, the Board of Directors rescinded the remaining portion of its prior authority granted in January, 1997 to repurchase up to 20 million shares of common stock. In advance of the Quick & Reilly acquisition, which has been accounted for as a pooling-of-interests, the corporation reissued 10.75 million treasury shares on December 10, 1997 at $70.375 per share. The corporation anticipates using the proceeds from the reissuance for the acquisition of the consumer credit card operations of Advanta, as well as for general corporate purposes.

COMPARISON OF 1996 AND 1995

Fleet reported net income for 1996 of $1.22 billion, or $3.96 per diluted share, compared with the $679 million, of $1.70 per diluted share, reported in 1995. ROA and ROE were 1.40% and 17.68%, respectively, for 1996 compared with .79% and 9.93%, respectively, in 1995. Excluding the impact of special charges, 1995 earnings and diluted earnings per share were $1.11 billion and $3.90, respectively. ROA and ROE were 1.29% and 16.55%, respectively, in 1995, excluding the special charges.

      Net interest income on an FTE basis totaled $3.5 billion in 1996, compared with $3.1 billion in 1995. The net interest margin for 1996 was 4.68% compared with 4.03% in 1995. The increase of 65 basis points was due principally to the balance sheet restructuring undertaken in connection with the NatWest acquisition in May 1996, which allowed the corporation to replace lower-yielding securities and higher-cost sources of funds with a more favorable mix of loans and core deposits, as well as various programs to sell lower margin-assets and pay down higher-cost funding.

      The provision for credit losses was $213 million in 1996 compared with $101 million in 1995, with the increase due to a higher level of net charge-offs during 1996, primarily as a result of the addition of NatWest.

      Noninterest income increased $394 million to $2.33 billion in 1996. The increase was due primarily to the NatWest acquisition, which contributed $200 million of noninterest income. Noninterest income was positively impacted by increases of 10% or more in several business segments, including mortgage banking revenue, venture capital revenue, brokerage revenue, student loan servicing fees, and investment services revenue.

      Noninterest expense totaled $3.51 billion for 1996, compared with $3.10 billion in 1995, which excludes the $665 million of special charges previously mentioned. The increase is primarily attributable to the acquisition of NatWest, offset by cost reductions related to the Shawmut Merger. The special charges related to $490 million of merger and restructuring charges and $175 million of a loss on assets held for sale or accelerated disposition.

      Total loans at December 31, 1996 were $59.9 billion, compared with $52.6 billion at December 31, 1995. The increase is attributable to the acquisition of NatWest, partially offset by loan divestitures related to the Shawmut Merger and the securitization of residential real estate loans during 1996. Total deposits increased $10.0 billion to $67.1 billion at December 31, 1996. The increase was due primarily to the acquisition of NatWest, partially offset by the reduction of higher-cost wholesale time deposits related to a balance sheet restructuring program and the regulatory required divestitures of deposits as a result of the Shawmut Merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS

RECENT ACCOUNTING DEVELOPMENTS

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 interim and annual financial statements.

      Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. This statement is effective for 1998 annual financial statements.

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS


         The accompanying consolidated financial statements and related notes of the corporation were prepared by management in conformity with generally accepted accounting principles. Management is responsible for the integrity and fair presentation of these financial statements.

         Management has in place an internal accounting control system designed to safeguard corporate assets from material loss or misuse and to ensure that all transactions are first properly authorized and then recorded in its records. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. Management believes that this system provides assurance that the corporation's assets are adequately safeguarded and that its records, which are the basis for the preparation of all financial statements, are reliable.

         The Audit and Risk Management Committees of the Board of Directors consist solely of directors who are not employees of the corporation or its subsidiaries. During 1997, the committees met nine times with internal auditors, loan review management, the independent auditors, and representatives of senior management to discuss the results of examinations and to review their activities to ensure that each is properly discharging its responsibilities. The independent auditors, internal auditors, and loan review management have direct and unrestricted access to these committees at all times.

         The corporation's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Its independent auditors'report, which is based on an audit made in accordance with generally accepted auditing standards, expresses an opinion as to the fair presentation of the consolidated financial statements. In performing its audit, KPMG Peat Marwick LLP considers the corporation's internal control structure to the extent it deems necessary in order to issue its opinion on the consolidated financial statements.


/s/ Terrence Murray                                    /s/ Eugene M. McQuade

Terrence Murray                                         Eugene M. McQuade
Chairman and                                            Vice Chairman and
Chief Executive Officer                               Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS
The Board of Directors and Stockholders of Fleet Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Fleet Financial Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fleet Financial Group, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                 /s/ KPMG Peat Marwick LLP


Boston, Massachusetts
February 1, 1998


CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------
December 31
Dollars in millions, except share amounts                                               1997          1996
------------------------------------------------------------------------------------------------------------
Assets
Cash, due from banks and interest-bearing deposits                                  $  5,076      $  7,332
Federal funds sold and securities purchased under agreements to resell                   498         1,772
Securities (market value: $9,367 and $8,675)                                           9,362         8,680
Loans                                                                                 62,565        59,861
Reserve for credit losses                                                             (1,432)       (1,488)
------------------------------------------------------------------------------------------------------------
Net loans                                                                             61,133        58,373
------------------------------------------------------------------------------------------------------------
Due from brokers/dealers                                                               3,510         2,618
Mortgages held for resale                                                              1,526         1,560
Premises and equipment                                                                 1,205         1,364
Mortgage servicing rights                                                              1,768         1,566
Intangible assets                                                                      2,196         1,745
Other assets                                                                           4,773         4,640
------------------------------------------------------------------------------------------------------------
Total assets                                                                         $91,047       $89,650
------------------------------------------------------------------------------------------------------------
Liabilities
Deposits:
  Demand                                                                             $13,148       $17,903
  Regular savings, NOW, money market                                                  30,485        27,976
  Time                                                                                20,102        21,192
------------------------------------------------------------------------------------------------------------
    Total deposits                                                                    63,735        67,071
------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase             3,635         2,871
Other short-term borrowings                                                            3,870         1,323
Due to brokers/dealers                                                                 4,316         3,080
Long-term debt                                                                         4,500         5,114
Accrued expenses and other liabilities                                                 2,539         2,401
------------------------------------------------------------------------------------------------------------
      Total liabilities                                                               82,595        81,860
------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock                                                                          691           953
Common stock (shares issued: 285,602,282 in 1997 and 285,316,025 in 1996)                  3             3
Common surplus                                                                         3,329         3,223
Retained earnings                                                                      4,437         3,640
Net unrealized gain on securities available for sale                                      97            31
Treasury stock, at cost  (1,939,464 shares in 1997 and 1,460,763 shares in 1996)        (105)          (60)
------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                       8,452         7,790
------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                           $91,047       $89,650
------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------------------------------
Year ended December 31
Dollars in millions, except per share amounts                         1997                1996                1995
---------------------------------------------------------------------------------------------------------------------
Interest and fees on loans and leases                               $5,357              $5,169              $4,792
Interest on securities                                                 570                 723               1,250
Other                                                                  164                 136                 170
---------------------------------------------------------------------------------------------------------------------
    Total interest income                                            6,091               6,028               6,212
---------------------------------------------------------------------------------------------------------------------
Interest expense:
    Deposits                                                         1,654               1,754               1,726
    Short-term borrowings                                              247                 311                 816
    Long-term debt                                                     338                 390                 478
    Other                                                              152                 111                 119
---------------------------------------------------------------------------------------------------------------------
      Total interest expense                                         2,391               2,566               3,139
---------------------------------------------------------------------------------------------------------------------
Net interest income                                                  3,700               3,462               3,073
---------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                            322                 213                 101
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                3,378               3,249               2,972
---------------------------------------------------------------------------------------------------------------------
Noninterest income:
     Service charges, fees and commissions                             633                 537                 442
     Investment services revenue                                       418                 372                 322
     Brokerage revenue                                                 399                 329                 280
     Mortgage banking revenue, net                                     327                 372                 321
     Student loan servicing fees                                       101                  98                  72
     Trading revenue                                                    74                  55                  39
     Venture capital revenue                                            71                 106                  36
     Securities gains                                                   33                  43                  32
     Net gains on sales of business units                              175                 ---                 ---
     Other                                                             400                 421                 395
---------------------------------------------------------------------------------------------------------------------
      Total noninterest income                                       2,631               2,333               1,939
---------------------------------------------------------------------------------------------------------------------
Noninterest expense:
     Employee compensation and benefits                              1,752               1,735               1,554
     Equipment                                                         317                 300                 234
     Occupancy                                                         294                 293                 257
     Intangible asset amortization                                     169                 140                 108
     Legal and other professional                                      118                 136                 106
     Marketing                                                         109                 106                 100
     Merger and restructuring-related charges                           47                 ---                 490
     Loss on assets held for sale or accelerated disposition           ---                 ---                 175
     Other                                                             909                 802                 731
---------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                                      3,715               3,512               3,755
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           2,294               2,070               1,156
Applicable income taxes                                                927                 849                 477
---------------------------------------------------------------------------------------------------------------------
Net income                                                          $1,367              $1,221             $   679
---------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding (in millions)     284.3               290.0               286.0
Net income applicable to common shares                              $1,305              $1,149             $   485
Basic earnings per share                                              4.73                4.04                1.83
Diluted earnings per share                                            4.59                3.96                1.70
---------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Net
                                                                                                  Unrealized
                                                                                                 Gain (Loss)
                                                                    Common                     on Securities
                                                       Preferred  Stock at   Common  Retained      Available  Treasury
Dollars in millions, except per share amounts              Stock  $.01 Par  Surplus  Earnings       for Sale     Stock      Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                $557      $244   $2,687     $2,885         $(411)    $(254)    $5,708
Net income                                                   ---       ---      ---        679           ---       ---        679
Cash dividends declared on common
   stock ($1.63 per share)                                   ---       ---      ---       (274)          ---       ---       (274)
Cash dividends declared on preferred stock                   ---       ---      ---        (17)          ---       ---        (17)
Cash dividends declared by pooled
   company prior to merger                                   ---       ---      ---       (111)          ---       ---       (111)
Issuance of preferred stock                                  125       ---      ---        ---           ---       ---        125
Common stock issued in connection with:
   Acquisitions                                              ---         6      170        (21)          ---       234        389
   Employee benefit plans                                    ---       ---       55        (26)          ---       100        129
Conversion of dual convertible preferred
   stock to common stock                                    (283)      ---      427       (156)          ---        12        ---
Retirement of treasury stock                                 ---       ---     (371)        24           ---       347        ---
Treasury stock purchased                                     ---       ---      ---        ---           ---      (446)      (446)
Adjustment to valuation reserve on securities
   available for sale                                        ---       ---      ---        ---           523       ---        523
Conversion of par value to $.01 per share from $1            ---      (242)     242        ---           ---       ---        ---
Other items, net                                             ---        (5)      16         11           (60)      ---        (38)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                $399     $   3   $3,226     $2,994         $  52    $   (7)    $6,667
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                   ---       ---      ---      1,221           ---       ---      1,221
Cash dividends declared on common
   stock ($1.74 per share)                                   ---       ---      ---       (457)          ---       ---       (457)
Cash dividends declared on preferred stock                   ---       ---      ---        (69)          ---       ---        (69)
Cash dividends declared by pooled
   company prior to merger                                   ---       ---      ---        (10)          ---       ---        (10)
Issuance of preferred stock                                  650       ---      (15)       ---           ---       ---        635
Redemption of preferred stock                                (96)      ---      ---         (3)          ---       ---        (99)
Common stock issued in connection with:
    Employee benefit plans                                   ---       ---       30        (31)          ---        64         63
    Warrants                                                 ---       ---       15        ---           ---       ---         15
Treasury stock purchased                                     ---       ---      ---        ---           ---      (105)      (105)
Adjustment to valuation reserve on securities
   available for sale                                        ---       ---      ---        ---           (21)      ---        (21)
Other items, net                                             ---       ---      (33)        (5)          ---       (12)       (50)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                $953      $  3   $3,223     $3,640          $ 31    $  (60)    $7,790
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                   ---       ---      ---      1,367           ---       ---      1,367
Cash dividends declared on common
   stock ($1.84 per share)                                   ---       ---      ---       (467)          ---       ---       (467)
Cash dividends declared on preferred stock                   ---       ---      ---        (62)          ---       ---        (62)
Cash dividends declared by pooled
   company prior to merger                                   ---       ---      ---         (7)          ---       ---         (7)
Redemption of preferred stock                               (178)      ---      ---        ---           ---       ---       (178)
Common stock issued in connection with:
    Employee benefit plans                                   ---       ---      (51)       (11)          ---       162        100
    Reissuance of treasury stock                             ---       ---      161        ---           ---       595        756
    Acquisition of Nash Weiss & Co.                          ---       ---       16        ---           ---       ---         16
Treasury stock purchased                                     ---       ---      ---        ---           ---      (803)      (803)
Adjustment to retained earnings reflecting
    pooled entity different year end                         ---       ---      ---        (23)          ---       ---        (23)
Adjustment to valuation reserve on securities
   available for sale                                        ---       ---      ---        ---            66       ---         66
Exchange of Series V preferred stock for trust
    preferred securities                                     (84)      ---      ---        ---           ---       ---        (84)
Other items, net                                             ---       ---      (20)       ---           ---         1        (19)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                $691      $  3   $3,329     $4,437         $  97     $(105)    $8,452
-----------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------
Year ended December 31
Dollars in millions                                                            1997            1996             1995
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                   $1,367          $1,221        $     679
Adjustments for noncash items:
      Depreciation and amortization of premises and equipment                   213             200              167
      Amortization of mortgage servicing rights and intangible assets           417             328              298
      Provision for credit losses                                               322             213              101
      Deferred income tax expense                                               341             443               13
      Securities gains                                                          (33)            (43)             (32)
      Net gains on sale of business units                                      (175)            ---              ---
      Merger and restructuring-related charges                                   47             ---              425
      Loss on assets held for sale or accelerated disposition                   ---             ---              175
Originations and purchases of mortgages held for resale                     (15,400)        (18,760)         (13,349)
Proceeds from sales of mortgages held for resale                             14,997          20,025           11,997
(Increase) decrease in due from brokers/dealers                              (1,162)           (692)            (320)
(Increase) decrease in due accrued receivables, net                            (132)           (430)             118
Increase (decrease) in to brokers/dealers                                     1,585             739              520
Increase (decrease) in accrued liabilities, net                                  88            (229)            (206)
Other, net                                                                     (241)            468              177
----------------------------------------------------------------------------------------------------------------------
       Net cash flow provided by operating activities                         2,234           3,483              763
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale                                   (3,998)         (5,682)         (23,307)
Proceeds from sales of securities available for sale                          2,766          16,313           10,836
Proceeds from maturities of securities available for sale                       884           4,161           15,473
Purchases of securities held to maturity                                     (1,428)         (1,125)            (746)
Proceeds from maturities of securities held to maturity                       1,317             791            3,462
Net cash and cash equivalents (paid)/received for businesses acquired          (525)          2,386           (2,863)
Loans made to customers, nonbanking subsidiaries                             (2,675)         (1,510)          (1,791)
Principal collected on loans made to customers, nonbanking subsidiaries       1,267           1,180              905
Net cash and cash equivalents received from sale of business units            2,719             ---              ---
Net (increase) decrease in loans, banking subsidiaries                       (4,369)          1,947           (2,446)
Net cash received from divestiture of assets and liabilities                    ---             768              ---
Purchases of mortgage servicing rights                                         (271)           (293)            (331)
Purchases of premises and equipment                                            (152)           (164)            (147)
----------------------------------------------------------------------------------------------------------------------
       Net cash flow (used in) provided by investing activities              (4,465)         18,772             (955)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits                                                     (3,335)         (6,139)          (3,206)
Net increase (decrease) in short-term borrowings                              3,311         (10,300)            (490)
Proceeds from issuance of long-term debt                                        492             697            3,290
Repayments of long-term debt                                                 (1,106)         (2,108)          (2,740)
Proceeds from issuance of common stock                                          856              78              129
Proceeds from issuance of preferred stock                                       ---             635              125
Redemption and repurchase of common and preferred stock                        (981)           (204)            (446)
Cash dividends paid                                                            (536)           (509)            (382)
----------------------------------------------------------------------------------------------------------------------
       Net cash flow used in financing activities                            (1,299)        (17,850)          (3,720)
----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                         (3,530)          4,405           (3,912)
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                9,104           4,699            8,611
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $5,574          $9,104           $4,699
----------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fleet Financial Group (Fleet or the corporation) conform to generally accepted accounting principles and prevailing practices within the financial services industry. The corporation is a diversified financial services company headquartered in Boston, Massachusetts, and is organized along functional lines of business, which include: consumer banking, commercial financial services, investment services, treasury, mortgage banking/venture capital, financial services, and all other.

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

      The following is a summary of the significant accounting policies:

BASIS OF PRESENTATION. The consolidated financial statements of Fleet include the accounts of the corporation and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year classifications.

CASH AND CASH EQUIVALENTS. For purposes of the Consolidated Statements of Cash Flows, the corporation defines cash and cash equivalents to include cash, due from banks, interest-bearing deposits, federal funds sold, and securities purchased under agreements to resell.

SECURITIES. Securities are classified at the time of purchase, based on management's intentions, as held to maturity, available for sale or trading account.

     Securities held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, net of the amortization of any premium and the accretion of any discount. Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the asset/liability management strategy, that may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the desire to increase capital or other similar factors. Securities available for sale are recorded at their fair value. Securities that do not have a readily determinable fair value are stated at cost.

      Unrealized losses on an individual security deemed to be other than temporary are recognized as realized losses in the accounting period in which such determination is made. The specific identification method is used to determine gains and losses on sales of securities.

      Trading account securities, principally debt securities, and other trading instruments, including foreign exchange and interest-rate derivatives, are purchased and held primarily for the purpose of sale in the near term. Realized and unrealized gains and losses on trading instruments are included in trading revenue. Interest income realized on trading instruments is included in interest income.

      Securities owned and securities sold, but not yet purchased, are valued at market and the resulting unrealized gains and losses are reflected in the consolidated statements of income.

LOANS. Loans are stated at the principal amounts outstanding, net of unearned income. Loans are placed on nonaccrual status as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Except in the case of most consumer and residential real estate loans, loans on which payments are past due 90 days or more are placed on nonaccrual status, unless they are well-secured and in the process of collection or renewal. Consumer loans, including residential real estate, are generally placed on nonaccrual status at 180 days past due, or earlier if deemed to be uncollectible, and charged off at 180 days past due. When a loan is placed on nonaccrual status, all interest accrued in the current year, but uncollected, is reversed against interest income; prior year amounts are charged against the reserve for credit losses. Cash receipts are generally applied to reduce the unpaid principal balance, except in the case of consumer loans for which interest income is recognized on a cash basis. Loans can be returned to accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms and, in management's opinion, are fully collectible.

RESERVE FOR CREDIT LOSSES. The corporation continually evaluates the reserve for credit losses by performing detailed reviews of individual loans, reviewing historical net charge-off experience of the portfolio as a whole and evaluating current and anticipated economic conditions and other pertinent factors. The reserve for credit losses related to loans that are identified as impaired, which are primarily commercial and commercial real estate loans on nonaccrual status, is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. Based on these analyses, the reserve for credit losses is maintained at levels considered adequate by management to provide for loan losses inherent in these portfolios.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Loans, or portions thereof, deemed uncollectible are charged off against the reserve, while recoveries of amounts previously charged off are credited to the reserve. Amounts are charged off once the probability of loss has been established, giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

MORTGAGES HELD FOR RESALE. Mortgages held for resale are recorded at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or by current investor yield requirements.

MORTGAGE SERVICING RIGHTS (MSRs). The corporation recognizes, as separate assets, rights to service mortgage loans. Capitalized MSRs are assessed for impairment based upon the fair value of those rights. Fair values are estimated based on market prices for similar MSRs and on the discounted anticipated future net cash flows considering market consensus loan prepayment predictions, interest rates, servicing costs and other economic factors. For purposes of impairment evaluation and measurement, the corporation stratifies MSRs based on predominant risk characteristics of the underlying loans, including loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of MSRs exceeds fair value by individual stratum, a valuation reserve is established, which is adjusted in the future as the value of MSRs increases or decreases. The cost of MSRs is amortized in proportion to and over the period of estimated net servicing income.

DUE TO/DUE FROM BROKERS/DEALERS. Receivables from brokers-dealers and clearing organizations include amounts receivable for securities failed to deliver, certain deposits for securities borrowed, amounts receivable from clearing organizations relating to open transactions, good faith and margin deposits, and commissions and floor-brokerage receivables. Payables to brokers-dealers and clearing organizations include amounts payable for securities failed to receive, certain deposits received for securities loaned, amounts payable to clearing organizations on open transactions, and floor-brokerage payables. In addition, the net receivable or payable arising from unsettled trades is reflected in these captions.

INTANGIBLE ASSETS. The excess of cost over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis over appropriate periods given the characteristics of the assets acquired. In certain acquisitions, core deposit intangible is recorded and amortized on a straight-line basis over the estimated period benefited, not to exceed ten years. The corporation reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

INCOME TAXES. The corporation records deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

RISK-MANAGEMENT ACTIVITIES. The corporation enters into certain interest-rate instruments, including interest-rate swaps, cap and floor agreements, and futures contracts to manage exposure to interest-rate risk associated with interest-earning assets and interest-bearing liabilities. For those interest-rate instruments that alter the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). For those interest-rate instruments entered into in connection with the securities available for sale portfolio, the instruments are reported at fair value with unrealized gains and losses reflected as a separate component of stockholders' equity consistent with the reporting of unrealized gains and losses on the securities.

      To qualify for accrual accounting, the interest-rate instrument must be designated to specific assets or liabilities or pools of similar assets or liabilities and must effectively alter the interest-rate characteristics of the related assets or liabilities. For instruments that are designated to floating-rate assets or liabilities to be effective, there must be high correlation between the floating interest-rate index on the underlying asset or liability and the offsetting rate on the derivative. The corporation measures initial and ongoing correlation by statistical analysis of the relative movements of the interest-rate indices over time.

      If correlation were to cease on any interest-rate instrument hedging net interest income, it would then be accounted for as a trading instrument. If an interest-rate instrument hedging net interest income is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk-management instrument or the maturity of the designated assets or liabilities. If the designated asset or liability matures, is sold, is settled or its balance falls below the notional amount of the instrument, the hedge is usually terminated; if not accrual accounting is discontinued to the extent that the notional amount exceeds the balance, and accounting for trading instruments is applied.

      The corporation also uses interest-rate instruments and combinations of interest-rate instruments to hedge the value of the corporation's mortgage servicing portfolio. Such instruments are designated as hedges of specific pools of MSRs. To qualify for hedge accounting, net changes in value of the hedges are expected to be highly correlated with changes in the value of the hedged MSRs throughout the hedge period, and combinations of options purchased and sold must be entered into simultaneously and must result in a net purchased option position. Net premiums paid are amortized against income over the life

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the contract. Changes in the value of risk-management instruments are treated as adjustments to the carrying value of the hedged MSRs.

      If correlation were to cease on the interest-rate instrument hedging MSRs, they would then be accounted for as a trading instrument. If an interest-rate instrument hedging MSRs is terminated, the gain or loss is treated as an adjustment to the carrying value of hedged MSRs and amortized over its remaining life.

EARNINGS PER SHARE. Effective December 31, 1997, the corporation adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This standard changes the previous standards for computing earnings per share (EPS).

      As required by this statement, basic EPS is computed by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares outstanding during the period. Diluted EPS incorporates the effect of common stock equivalents outstanding on an average basis during the period.

NOTE 2.

MERGERS, ACQUISITIONS AND DIVESTITURES

On December 10, 1997, Fleet consummated its acquisition of Columbia Management Company (Columbia), a Portland, Oregon-based asset management company with approximately $21 billion of assets under management. Goodwill of approximately $466 million was initially recorded in connection with this transaction and is being amortized on a straight-line basis over 30 years. Fleet may be required to make additional payments up to $110 million in accordance with an earnout calculation which will be recorded as goodwill. Fleet accounted for this acquisition under the purchase method of accounting. Accordingly, the corporation's financial statements include the effect of Columbia for the period subsequent to the December 10, 1997 acquisition date.

      During the third quarter of 1997, the corporation entered into a definitive agreement to acquire The Quick & Reilly Group, Inc. (Quick & Reilly), one of the largest national discount brokerage firms. The acquisition closed on February 1, 1998 and was accounted for as a pooling of interests and therefore, these consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of Quick & Reilly. Quick and Reilly had a February 28 fiscal year-end and, therefore, adjustments have been made to conform Quick & Reilly's year-end to Fleet's calendar year-end. These adjustments did not have a material impact on the consolidated financial statements. Under the terms of the Quick & Reilly merger, approximately 22 million Fleet common shares were exchanged for all of the outstanding Quick & Reilly common shares at an exchange ratio of
0.578 shares of Fleet for each share of Quick & Reilly. Additional payments may be required over the next five years if certain retention and performance targets are attained.

      During the fourth quarter of 1997, the corporation entered into a definitive agreement to acquire the consumer credit card operations of Advanta Corporation (Advanta). The Advanta acquisition will provide approximately $11.5 billion of managed credit card receivables, of which approximately $2 billion will reside on the balance sheet in consumer loans. This acquisition closed February 20, 1998 under the purchase method of accounting. Goodwill of approximately $500 million will be recorded in 1998 in connection with this transaction and will be amortized on a straight-line basis over 15 years. Additionally, purchased credit card intangible of approximately $150 million will be recorded and will be amortized on a straight-line basis over 6 years. Fleet may be required to make additional payments up to $100 million which will be recorded as goodwill.

      During 1997, the corporation sold Option One, a mortgage banking subsidiary; the corporate trust division; and its indirect auto lending portfolio. The pretax net gain recorded on these sales totaled $175 million.

      On May 1, 1996, the corporation acquired from National Westminster Plc substantially all of the net assets of certain subsidiaries of NatWest Bancorp (NatWest). The acquisition of NatWest contributed approximately $13 billion and $18 billion of loans and deposits, respectively, and approximately 300 branches in New York and New Jersey. In accordance with the NatWest merger agreement, Fleet paid a purchase price at closing of $2.7 billion. Subject to the level of earnings of NatWest, Fleet may be required to make additional earnout payments of up to $560 million over eight years, of which $128 million was paid in 1997. The transaction was accounted for using the purchase method of accounting. Accordingly, the corporation's financial statements include the effect of NatWest for the period subsequent to the May 1, 1996 acquisition date. Goodwill of approximately $660 million was initially recorded in connection with this transaction and is being amortized on a straight-line basis over 15 years. Additional goodwill of $128 million was recorded during 1997 under the earnout, with potential goodwill of $432 million to be recorded in future years.

      On November 30, 1995, the merger of Shawmut National Corporation (Shawmut Merger) was completed. Under the terms of the Shawmut Merger, which was accounted for as a pooling-of-interests, approximately 105 million Fleet common shares were exchanged for all of the outstanding Shawmut common shares at an exchange ratio of 0.8922 shares of Fleet for each share of Shawmut.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations of both companies as if the Shawmut Merger had been in effect for all periods presented.


NOTE 3.

SECURITIES


                                                                              1997
                                                                           GROSS          GROSS
DECEMBER 31                                        AMORTIZED COST     UNREALIZED     UNREALIZED   MARKET VALUE
DOLLARS IN MILLIONS                                                        GAINS         LOSSES
----------------------------------------------------------------------------------------------------------------
Securities available for sale:
    U.S. Treasury and government agencies                  $1,126         $    8         $    -         $1,134
   Mortgage-backed securities                               6,177            123              2          6,298
   Other debt securities                                      186              3              -            189
----------------------------------------------------------------------------------------------------------------
        Total debt securities                               7,489            134              2          7,621
----------------------------------------------------------------------------------------------------------------
   Marketable equity securities                               256             27              1            282
   Other securities                                           210              -              -            210
----------------------------------------------------------------------------------------------------------------
        Total securities available for sale                 7,955            161              3          8,113
----------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   State and municipal                                      1,238              5              -          1,243
   Other debt securities                                       11              -              -             11
----------------------------------------------------------------------------------------------------------------
        Total securities held to maturity                   1,249              5              -          1,254
----------------------------------------------------------------------------------------------------------------
Total securities                                           $9,204           $166         $    3         $9,367
----------------------------------------------------------------------------------------------------------------


                                                                      1996
                                                                   GROSS          GROSS
DECEMBER 31                                AMORTIZED COST     UNREALIZED     UNREALIZED   MARKET VALUE
DOLLARS IN MILLIONS                                                GAINS         LOSSES
-------------------------------------------------------------------------------------------------------
Securities available for sale:
    U.S. Treasury and government agencies          $1,077          $   6          $   -         $1,083
   Mortgage-backed securities                       5,987             51             32          6,006
   Other debt securities                              ---              -              -              -
-------------------------------------------------------------------------------------------------------
        Total debt securities                       7,064             57             32          7,089
-------------------------------------------------------------------------------------------------------
   Marketable equity securities                       229             28              2            255
   Other securities                                   159              -              -            159
-------------------------------------------------------------------------------------------------------
        Total securities available for sale         7,452             85             34          7,503
-------------------------------------------------------------------------------------------------------
Securities held to maturity:
   State and municipal                              1,054              6              1          1,059
   Other debt securities                              123              -             10            113
-------------------------------------------------------------------------------------------------------
        Total securities held to maturity           1,177              6             11          1,172
-------------------------------------------------------------------------------------------------------
Total securities                                   $8,629           $ 91           $ 45         $8,675
-------------------------------------------------------------------------------------------------------

At December 31, 1997, $4.0 billion of securities were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes, compared with $4.7 billion at December 31, 1996.

      Proceeds from sales of debt securities during 1997, 1996, and 1995 were $3 billion, $16 billion, and $11 billion, respectively. Gross gains of $19 million and gross losses of $9 million were realized on those sales in 1997, gross gains of $73 million and gross losses of $48 million were realized on those sales in 1996, and gross gains of $49 million and gross losses of $48 million were realized on those sales in 1995. Net realized gains on sales of marketable equity securities were $23 million, $18 million, and $31 million in 1997, 1996, and 1995, respectively.

      The amortized cost and estimated market value, by contractual maturity, of debt securities held to maturity and securities available for sale are shown in the following tables. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


MATURITIES OF SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1997           WITHIN 1        1 TO 5    5 TO 10     AFTER
DOLLARS IN MILLIONS               YEAR       YEARS      YEARS     10 YEARS        TOTAL
-------------------------------------------------------------------------------------------
Amortized cost:
  U.S. Treasury and
       government agencies       $   9        $920     $  197     $  ---         $1,126
  Mortgage-backed
       securities                  ---           1        884        5,292        6,177
  Other debt securities              6          55         74           51          186
-------------------------------------------------------------------------------------------
Total debt securities            $  15        $976     $1,155       $5,343       $7,489
-------------------------------------------------------------------------------------------
Percent of total debt
  securities                       .21 %     13.03 %    15.42 %      71.35 %        100 %
Weighted average yield(a)         7.38        6.08       6.96         6.83         6.75
-------------------------------------------------------------------------------------------
Market value                      $ 15        $979     $1,179       $5,448       $7,621
-------------------------------------------------------------------------------------------



MATURITIES OF SECURITIES HELD TO MATURITY

DECEMBER 31, 1997              WITHIN       1 TO 5     5 TO 10     AFTER
DOLLARS IN MILLIONS              1 YEAR      YEARS       YEARS     10 YEARS       TOTAL
--------------------------------------------------------------------------------------------
Amortized cost:
  State and municipal            $1,096       $111       $  23        $   8      $1,238
  Other debt securities             ---         11         ---          ---          11
--------------------------------------------------------------------------------------------
Total debt securities            $1,096       $122       $  23        $   8      $1,249
--------------------------------------------------------------------------------------------
Percent of total debt
  securities                      87.69 %     9.80 %      1.87 %       0.64 %       100 %
Weighted average yield (a)         6.04       7.83        9.42         7.52        6.27
--------------------------------------------------------------------------------------------
Market value                     $1,096       $124       $  26        $   8      $1,254
--------------------------------------------------------------------------------------------

 (a)A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.

LOANS


DECEMBER 31
DOLLARS IN MILLIONS                                         1997          1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial and industrial                              $32,000       $29,107        $23,052        $19,520        $18,876
  Residential real estate                                 10,019         8,048         11,475          8,529          7,378
  Consumer                                                11,493        13,642         10,796         11,700         11,018
  Commercial real estate:
    Construction                                             890         1,074            606            666            637
    Interim/permanent                                      4,787         5,379          4,414          4,789          5,279
--------------------------------------------------------------------------------------------------------------------------------
      Loans, net of unearned income                       59,189        57,250         50,343         45,204         43,188
--------------------------------------------------------------------------------------------------------------------------------
Lease financing:
  Lease receivables                                        3,342         2,587          2,267          1,765          1,291
  Estimated residual value                                   936           688            520            212            165
  Unearned income                                           (902)         (664)          (564)          (494)          (297)
--------------------------------------------------------------------------------------------------------------------------------
      Lease financing, net of unearned income(a)           3,376         2,611          2,223          1,483          1,159
--------------------------------------------------------------------------------------------------------------------------------
Total loans net of unearned income                       $62,565       $59,861        $52,566        $46,687        $44,347
--------------------------------------------------------------------------------------------------------------------------------

(a) The corporation's leases consist principally of full-payout, direct financing leases. The corporation's investment in leverage leases totaled $935 million and $644 million for 1997 and 1996, respectively. For federal income tax purposes, the corporation has the tax benefit of depreciation on the entire leased unit and interest on the long-term debt. Deferred taxes arising from leverage leases totaled $503 million in 1997 and $344 million in 1996. Future minimum lease payments to be received are $575 million in 1998; $488 million, 1999; $426 million, 2000; $320 million, 2001; $244 million, 2002; $1,289 million, 2003, and thereafter.

Total loans increased $2.7 billion from $59.9 billion at December 31, 1996 to $62.6 billion at December 31, 1997. Excluding the sale of the $2.2 billion indirect auto lending portfolio, loans and leases increased $4.9 billion, or 8.5% over December 31, 1996, due primarily to growth in the commercial and industrial portfolio, lease financings and purchases of residential mortgages.

CONCENTRATIONS OF CREDIT RISK. Although the corporation is engaged in business nationwide, the lending done by the banking subsidiaries is primarily concentrated in New England, New York and New Jersey.

NOTE 5.

RESERVE FOR CREDIT LOSSES
YEAR ENDED DECEMBER 31
DOLLARS IN MILLIONS                          1997          1996          1995
--------------------------------------------------------------------------------
Balance at beginning of year               $1,488        $1,321        $1,496
Provision charged to income                   322           213           101
Loans charged off                            (514)         (484)         (418)
Recoveries of loans charged off               138           114           116
Acquisitions/other                             (2)          324            26
--------------------------------------------------------------------------------
Balance at end of year                     $1,432        $1,488        $1,321
--------------------------------------------------------------------------------

The reserve for credit losses decreased $56 million from December 31, 1996, to $1.432 billion at December 31, 1997. The 1997 provision for credit losses was $322 million, $109 million higher than the prior year level of $213 million. The increase in the provision for credit losses was due primarily to a higher level of bankruptcies and delinquencies related to the consumer loan portfolio.

      During 1996, "Acquisitions/Other" primarily related to the acquisition of NatWest, which added $335 million to the reserves, offset in part by reserve transfers to the FDIC and reserves related to assets held for sale or accelerated disposition.

NOTE 6.

NONPERFORMING ASSETS
--------------------------------------------------------------------------------
DECEMBER 31
DOLLARS IN MILLIONS         1997       1996        1995       1994        1993
--------------------------------------------------------------------------------
Nonperforming loans:
  Current or less
   than 90 days
    past due                $216       $264        $157       $186     $   254
  Noncurrent                 176        432         283        480         584
OREO                          24         27          59         95         200
--------------------------------------------------------------------------------
Total NPAs(a)               $416       $723        $499       $761      $1,038
--------------------------------------------------------------------------------
NPAs as a percent of
  outstanding loans
  and OREO                   .66 %     1.21 %      0.95 %     1.63 %      2.33 %
--------------------------------------------------------------------------------
Accruing loans
contractually past due 90
days or more                $202       $247        $198       $139        $120
--------------------------------------------------------------------------------

(a) Excludes $214 million, $265 million, and $317 million of NPAs classified as held for sale or accelerated disposition at December 31, 1997, 1996, and 1995, respectively.

Nonperforming assets (NPAs) decreased $307 million from December 31, 1996 to December 31, 1997, due primarily to declining levels of nonperforming assets in all loan and OREO portfolios as a result of the successful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

resolution of certain commercial and industrial and commercial real estate loans, as well as $231 million of nonperforming assets transferred to assets held for sale or accelerated disposition.

      The gross interest income that would have been recorded if the nonperforming loans had been current in accordance with their original terms and had been outstanding throughout the period (or since origination if held for part of the period) was $43 million, $71 million, and $59 million in 1997, 1996, and 1995, respectively. The actual amount of interest income on those loans included in net income for the period was $11 million, $18 million, and $26 million in 1997, 1996, and 1995, respectively.

      The following table displays the status of impaired loans, which are primarily commercial and commercial real estate loans on nonaccrual status:

IMPAIRED LOANS

DECEMBER 31
DOLLARS IN MILLIONS                                          1997      1996
------------------------------------------------------- ---------- ---------
Impaired loans with a reserve                                $228      $359
Impaired loans without a reserve                               95       154
------------------------------------------------------- ---------- ---------
Total impaired loans                                         $323      $513
------------------------------------------------------- ---------- ---------
Reserve for impaired loans(a)                               $  63      $103
------------------------------------------------------- ---------- ---------
Average balance of impaired loans
   during the year ended December 31                         $422      $471
------------------------------------------------------- ---------- ---------
(a) The reserve for impaired loans is part of Fleet's overall reserve for credit losses.

Substantially all of the impaired loans were on nonaccrual status and the amount of interest income recognized on impaired loans was not material. The corporation has no material outstanding commitments to lend additional funds to customers whose loans have been placed on nonperforming status or the terms of which have been modified.

NOTE 7.

MORTGAGE SERVICING RIGHTS
The corporation's mortgage servicing rights (MSRs) activity for the years ended December 31, 1997, 1996, and 1995 is as follows:

MORTGAGE SERVICING RIGHTS
YEAR ENDED DECEMBER 31
DOLLARS IN MILLIONS                         1997           1996          1995
--------------------------------------------------------------------------------
Balance at beginning of year              $1,566         $1,276          $840
Additions                                    586            429           678
Sales                                        (20)           (39)          (52)
Deferred hedge loss/(gain)                  (116)            40             -
Amortization                                (248)          (188)         (142)
Impairment reserve                             -             48           (48)
--------------------------------------------------------------------------------
Balance at end of year                    $1,768         $1,566        $1,276
--------------------------------------------------------------------------------

The aggregate fair value of the corporation's MSRs was approximately $1.9 billion as of December 31, 1997. MSR amortization increased $60 million from $188 million during 1996 to $248 million during 1997. The level of amortization increased due to an increase in prepayments resulting from a decline in mortgage interest rates, coupled with a higher level of amortization of recently purchased mortgage servicing rights which provide a higher servicing spread.

NOTE 8.

MERGER AND RESTRUCTURING-RELATED LIABILITIES

In connection with the allocation of the NatWest purchase price, the corporation recognized a restructuring liability of $250 million in 1996. This liability included personnel charges of $130 million, which relate primarily to the costs of employee severance, termination of certain employee benefit plans, and employee assistance for separated employees. Facilities charges of $42 million were the result of the consolidation of back-office operations, and consist of lease-termination costs, write-downs of owned properties to be sold, and other facilities-related costs. Data processing costs of $27 million consisted primarily of the write-off of duplicate or incompatible systems hardware and software. Other merger expenses of $51 million consisted primarily of transaction-related costs, such as professional and other fees. This liability was supplemented with an additional $22 million of personnel charges during 1997, resulting from the refinement of previous severance estimates.

      During 1997, the corporation incurred $25 million of merger-related charges, primarily investment banking fees, pertaining to the acquisition of Quick & Reilly. During 1995, the corporation recorded merger and restructuring-related charges totaling $490 million in connection with the Shawmut Merger. The following table presents a summary of activity with respect to the corporation's merger-related charges pertaining to NatWest, as well as the Shawmut related restructuring liability as of December 31, 1997 and 1996.

MERGER AND RESTRUCTURING-RELATED LIABILITIES

                                     NATWEST                   SHAWMUT
DOLLARS IN MILLIONS                 1997        1996         1997         1996
--------------------------------------------------------------------------------
Balance at beginning of year         $89     $     -         $158         $335
Provision charged against
   income                             22           -            -            -
Restructuring liability                -         250            -            -
Cash outlays                         (67)       (111)        (119)        (174)
Noncash writedowns                     -         (50)           -           (3)
--------------------------------------------------------------------------------
Balance at end of year               $44       $  89        $  39         $158
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash outlays have consisted primarily of severance costs. The corporation's liquidity has not been significantly affected by these cash outlays and future cash outlays are not anticipated to significantly impact the corporation's liquidity. The corporation expects that the remaining accrual balances at December 31, 1997 will be sufficient to absorb the remaining merger and restructuring-related costs.


NOTE 9.

SHORT-TERM BORROWINGS

                                                                      SECURITIES
                                                      FEDERAL         SOLD UNDER                          OTHER             TOTAL
                                                        FUNDS      AGREEMENTS TO     COMMERCIAL      SHORT-TERM        SHORT-TERM
DOLLARS IN MILLIONS                                 PURCHASED         REPURCHASE          PAPER      BORROWINGS        BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
1997

Balance at December 31                                 $1,004             $2,630        $   811          $3,060            $7,505
Highest balance at any monthend                         2,002              2,630            940           3,733             9,305
Average balance for the year                              778              2,284            799           1,405             5,266
Weighted average interest rate as of December 31         5.92 %             4.77 %         5.77 %          4.70  %           5.06 %
Weighted average interest rate paid for the year         5.52               4.48           5.51            4.20              4.69
-----------------------------------------------------------------------------------------------------------------------------------
1996

Balance at December 31                                $   488             $2,382        $   676         $   648          $  4,194
Highest balance at any monthend                         1,221              3,579          2,889           4,238            11,927
Average balance for the year                              838              2,730          1,368           1,415             6,351
Weighted average interest rate as of December 31         5.54 %             4.72 %         5.41 %          4.44  %           4.82 %
Weighted average interest rate paid for the year         5.21               4.63           5.46            4.73              4.91
-----------------------------------------------------------------------------------------------------------------------------------
1995

Balance at December 31                                 $4,461             $2,964         $2,138          $3,769           $13,332
Highest balance at any monthend                         4,840              6,944          2,138           5,675            19,597
Average balance for the year                            4,451              5,159          1,582           3,630            14,822
Weighted average interest rate as of December 31         5.20 %             5.21 %         5.86 %          4.89 %            5.21 %
Weighted average interest rate paid for the year         6.02               5.70           6.07            4.33              5.50
-----------------------------------------------------------------------------------------------------------------------------------

Federal funds purchased and securities sold under agreements to repurchase generally mature within thirty days of the transaction date. The corporation generally maintains the control of the securities in repurchase transactions. Commercial paper and other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days.

      Total credit facilities available were $1.0 billion with no amount outstanding at December 31, 1997 and 1996. During 1997, the corporation and its subsidiaries paid commitment fees ranging from .06% to .09% on the credit facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.


LONG-TERM DEBT
December 31                                    Maturity
Dollars in millions                                Date           1997           1996
--------------------------------------------------------------------------------------
Senior notes and debentures
Parent company:
   MTNs 5.60%-7.18%                           1997-2005        $   165        $   218
   7.25% - 8.125% notes                            1997              -            400
   6.00% notes                                     1998            250            250
   7.25% notes                                     1999            200            200
   7.125% notes                                    2000            250            250
   Floating rate note                              2000             50             50
   Other                                           2013              1              1
--------------------------------------------------------------------------------------
   Total parent company                                            916          1,369
--------------------------------------------------------------------------------------
  Affiliates:
   Floating-rate notes                             1997              -            350
   6.125% notes                                    1997              -            150
   6.50% notes                                1999-2000            350            350
   MTNs 5.72%-7.48%                           1997-2003            192            209
   FHLB borrowings                            1997-2016            244            170
   Other                                      1997-2026             87             82
--------------------------------------------------------------------------------------
   Total affiliates                                                873          1,311
--------------------------------------------------------------------------------------
      Total senior notes and debentures                          1,789          2,680
--------------------------------------------------------------------------------------
 Subordinated notes and debentures:
   Floating-rate subordinated notes                1998            100            100
   7.625% - 9.85% subordinated notes               1999            450            450
   9.00% - 9.90% subordinated notes                2001            325            325
   6.875% -7.20% subordinated notes                2003            300            300
   8.125% subordinated notes                       2004            250            250
   8.625% subordinated notes                       2005            250            250
     7.125% subordinated notes                     2006            300            300
   8.625% subordinated notes                       2007            107            107
     7.00-7.75% subordinated MTNs             2011-2012            295            100
   Other                                           1997              -              2
--------------------------------------------------------------------------------------
   Total subordinated notes
      and debentures                                             2,377          2,184
--------------------------------------------------------------------------------------
 Company-obligated mandatorily
    redeemable capital securities
    of Fleet Capital Trust 7.92%-8.00%                             334            250
--------------------------------------------------------------------------------------
 Total long-term debt                                           $4,500         $5,114
--------------------------------------------------------------------------------------

Fleet has shelf registrations with the Securities and Exchange Commission (SEC), providing for the issuance of common and preferred stock, senior or subordinated debt securities, and other debt securities with $2.0 billion of funds available at December 31, 1997.

      During 1996, the corporation formed new statutory business trusts, Fleet Capital Trust I and Trust II (Trust I and Trust II), of which the corporation owns all of the common stock. Trust I and Trust II exist for the sole purpose of issuing trust securities and investing the proceeds thereof in an equivalent amount of junior subordinated debt securities of Fleet. During 1996, Trust II completed a $250 million underwritten public offering of 7.92% capital securities. During 1997, Trust I completed an $84 million exchange offer of 8.0% preferred securities for Series V Preferred Stock.

      The sole assets of Trust I and Trust II are $84 million of 8.0% and $250 million of 7.92%, respectively, junior subordinated deferrable interest debentures due in 2027 and 2026, respectively. The junior subordinated debt securities are unsecured obligations of Fleet and are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness and certain other financial obligations of Fleet. The subordinated debentures and related income statement effects are eliminated in the corporation's consolidated financial statements. Fleet fully and unconditionally guarantees each Trust's obligations under the preferred securities and capital securities.

      During 1997, the corporation issued $195 million of subordinated medium-term notes (MTNs) (callable four years from issuance) with interest rates ranging from 7.00% to 7.19%. The $165 million of parent company senior MTNs outstanding at December 31, 1997 consist of $150 million of floating-rate notes that has interest based on the London Interbank Offered Rate (LIBOR), and $15 million of fixed-rate notes. All of the parent company fixed-rate senior notes pay interest semiannually, provide for single principal payments and are not redeemable prior to maturity. The $50 million floating-rate notes' interest rate is based on the three month LIBOR rate payable quarterly and is not redeemable prior to maturity.

      Long-term senior borrowings of affiliates include $350 million of 6.50% notes and $192 million of MTNs with rates ranging from 5.72% to 7.48% issued by Fleet Mortgage Group.

      The fixed-rate subordinated notes all provide for single principal payments at maturity with the exception of $150 million of 9.85% subordinated notes and $195 million of subordinated MTNs. The 9.85% subordinated notes mature on June 1, 1999, and at the corporation's option, the notes will either be exchanged for common stock, preferred stock or certain other primary capital securities of the corporation having a market value equal to the principal amount of the notes, or will be repaid from the proceeds of other issuances of such securities. The corporation may, however, at its option, revoke its obligation to redeem the notes with capital securities based upon the capital treatment of the notes by its primary regulator or consent by its primary regulator for such revocation. The holders of the capital notes are subordinate in rights to depositors and other creditors.

      The floating-rate subordinated notes due 1998 are redeemable at the option of the corporation, in whole or in part, at their principal amount plus accrued interest. These notes pay interest based on the three-month LIBOR, reset quarterly.

      As part of its interest-rate risk-management process, the corporation uses interest-rate swaps to modify the repricing and maturity characteristics of certain long-term debt. These interest-rate risk-management activities are discussed in greater detail in Note 16 to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The aggregate payments required to retire long-term debt are: $781 million in 1998; $803 million in 1999; $507 million in 2000; $326 million in 2001; $78 million in 2002; and $2,005 million thereafter.

NOTE 11.

PREFERRED STOCK

The following is a summary of the corporation's preferred stock outstanding at December 31, 1997 and 1996.

                                                                                              EARLIEST
                                              STATED             OUTSTANDING  OUTSTANDING   REDEMPTION   REDEMPTION       INTEREST
DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA     VALUE    SHARES       AT 1997      AT 1996         DATE     PRICE(A)   PER SHARE(D)
----------------------------------------------------------------------------------------------------------------------------------
7.25% Series V perpetual preferred              $250   765,000(E)       $191         $275   04/15/2001       250.00             10
6.75% Series VI perpetual preferred              250   600,000           150          150   04/15/2006       250.00             20
6.60% Series VII cumulative(b)                   250   700,000           175          175   04/01/2006       250.00             20
6.59% Series VIII noncumulative(c)               250   200,000            50           50   10/01/2001       250.00             20
9.35% cumulative                                 250   500,000           125          125   01/15/2000       250.00             10
9.30% cumulative                                 250   575,000           ---          144            -            -              -
Cumulative and adjustable                         50   688,700           ---           34            -            -              -
----------------------------------------------------------------------------------------------------------------------------------
Total preferred stock                                                   $691         $953
----------------------------------------------------------------------------------------------------------------------------------
(a)  Plus accrued but unpaid dividends.
(b)  After April 1, 2006, the rate will adjust based on a U.S. Treasury security rate.
(c)  After October 1, 2006, the rate will adjust based on a U.S. Treasury security rate.
(d)  Represents ownership interest in depositary shares.
(e)  1,100,000 shares outstanding at December 31, 1996.


During 1997, the corporation redeemed all of the outstanding shares of its 9.30% cumulative preferred stock, as well as its cumulative and adjustable preferred stock at their stated values. The corporation and Fleet Capital Trust I consummated an exchange offer on February 4, 1997, which resulted in an exchange of 3.4 million 8.0% capital securities with an aggregate liquidation value of $84 million for $84 million (3.4 million depositary shares, 335 thousand shares) of Series V preferred stock.

      Dividends on outstanding preferred stock issues are payable quarterly. All the preferred stock outstanding has preference over the corporation's common stock with respect to the payment of dividends and distribution of assets in the event of a liquidation or dissolution of the corporation. Except in certain circumstances, the holders of preferred stock have no voting rights.

NOTE 12.

COMMON STOCK

At December 31, 1997, Fleet had 600 million common shares authorized for issuance with 283.7 million common shares outstanding. Shares reserved for future issuance in connection with the corporation's stock plans, outstanding rights and warrants and stock options totaled 33.8 million.

      The following table presents the warrants that are outstanding as of December 31, 1997:

STOCK WARRANTS

DECEMBER 31, 1997                                  EXERCISE        EXPIRATION
(SHARES IN MILLIONS)               SHARES            PRICE            DATE

------------------------------ ---------------- ---------------- ---------------
                                     6.5                 $17.65      7/12/01
                                     2.5                  43.88      1/27/01
------------------------------ ---------------- ---------------- ---------------

During 1990, Fleet's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of Fleet common stock. Under certain conditions, a right may be exercised to purchase 1/100 of the corporation's cumulative participating preferred stock at a price of $50, subject to adjustment. The rights become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of Fleet common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right. The rights will expire in the year 2000 and may be redeemed in whole, but not in part, at a price of $0.01 per share at any time prior to expiration or the acquisition of 10% of Fleet common stock.

NOTE 13.
EARNINGS PER SHARE.

The following table presents a reconciliation of EPS as of December 31, 1997, 1996 and 1995:


DECEMBER 31,                                                 1997                        1996                         1995
                                                      BASIC       DILUTED          BASIC       DILUTED         BASIC       DILUTED
----------------------------------------------------------------------------------------------------------------------------------
Equivalent shares:
Average shares outstanding                      275,978,241   275,978,241    284,448,131   284,448,131   265,459,028   265,459,028
Additional shares due to:
  Stock options                                           -     2,897,825              -     1,599,088             -       952,901
  Warrants                                                -     5,426,339              -     3,965,768             -     3,549,616
  Dual convertible preferred stock                        -             -              -             -             -    16,033,994
----------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares                         275,978,241   284,302,405    284,448,131   290,012,987   265,459,028   285,995,539
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share date)
Earnings per share:
Net income                                           $1,367        $1,367         $1,221        $1,221        $  679       $   679
Less:  Preferred stock dividends                        (62)          (62)           (72)          (72)          (37)          (37)
       Exchange of dual convertible
         preferred stock                                  -             -              -             -          (157)         (157)
----------------------------------------------------------------------------------------------------------------------------------
Adjusted net income                                  $1,305        $1,305         $1,149        $1,149        $  485       $   485
----------------------------------------------------------------------------------------------------------------------------------
Total equivalent shares                         275,978,241   284,302,405    284,448,131   290,012,987   265,459,028   285,995,539
----------------------------------------------------------------------------------------------------------------------------------
Earnings per share on net income                    $  4.73       $  4.59        $  4.04         $3.96       $  1.83         $1.70
----------------------------------------------------------------------------------------------------------------------------------

Options and warrants to purchase 4,118,530 shares of common stock at exercise prices between $63.75 and $74.03; 3,852,465 shares of common stock at exercise prices between $44.44 and $55.00; and 4,537,488 shares of common stock at exercise prices between $36.00 and $43.88 at December 31, 1997, 1996, and 1995, respectively, were outstanding but not included in the computation of diluted EPS because the options and warrants were anti-dilutive.

NOTE 14.

EMPLOYEE BENEFITS

STOCK OPTION PLAN. The corporation has a stock option plan under which incentive and nonqualified stock options are granted to certain employees for the purchase of Fleet common stock at the fair value on the date of grant. Options granted under the plan generally vest over a three- to five-year period and expire at the end of ten years.

      The following tables summarize information about stock options outstanding at December 31, 1997:

STOCK OPTIONS

                                                       1997                          1996                      1995
                                                            WEIGHTED                      WEIGHTED                  WEIGHTED
                                                             AVERAGE                       AVERAGE                   AVERAGE
                                                            EXERCISE                      EXERCISE                  EXERCISE
                                                 SHARES        PRICE           SHARES        PRICE         SHARES      PRICE
----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year             13,054,434       $37.47       11,730,308       $31.84     10,597,946     $26.72
Granted                                       4,560,258        64.00        4,399,435        44.71      5,437,626      34.66
Exercised                                    (2,017,750)       29.03       (2,570,979)       24.29     (3,712,613)     21.99
Forfeited                                      (773,920)       39.16         (504,330)       37.07       (592,651)     27.84
----------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                   14,823,022       $46.69       13,054,434       $37.47     11,730,308     $31.84
----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end               5,490,862       $35.95        4,392,571       $29.72      5,099,290     $25.02
----------------------------------------------------------------------------------------------------------------------------


STOCK OPTIONS OUTSTANDING AND EXERCISABLE
DECEMBER 31, 1997
                                                 OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
------------------------ -------------------------------------------------------------------- -----------------------------------
                                                       WEIGHTED-AVERAGE            WEIGHTED-                     WEIGHTED-AVERAGE
RANGE OF                              NUMBER                  REMAINING              AVERAGE            NUMBER     EXERCISE PRICE
EXERCISE PRICES                  OUTSTANDING           CONTRACTUAL LIFE       EXERCISE PRICE       OUTSTANDING
------------------------ -------------------- -------------------------- -------------------- ----------------- -----------------
$7 - $35                           2,704,393                  5.2 years               $28.47         2,351,301             $27.82
$36 - $45                          4,435,793                  7.3 years                39.93         1,961,603              39.46
$46 - $75                          7,682,836                  9.2 years                57.00         1,177,958              46.35
------------------------ -------------------- -------------------------- -------------------- ----------------- -----------------
$7 - $75                          14,823,022                  7.9 years               $46.69         5,490,862             $35.95
------------------------ -------------------- -------------------------- -------------------- ----------------- -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESTRICTED STOCK PLAN. The corporation has a restricted stock plan under which key employees are awarded shares of the corporation's common stock subject to certain vesting requirements.

      Certain restricted stock granted in 1997 and 1996, vests, in whole or in part, only if certain preestablished performance goals are obtained. The performance periods range from two to five years. The remaining restricted stock vests over three years. During 1997, 1996, and 1995, grants of 237,500, 97,000, and 51,000 shares, respectively, of restricted stock were made. As of December 31, 1997, 1996, and 1995, outstanding shares totaled 314,500; 304,750; and
224,750, respectively, with average grant prices of $59.69, $35.67, and $33.40, respectively. Compensation cost recognized for restricted stock during 1997, 1996, and 1995 was $7 million, $3 million, and $2 million, respectively.

PRO FORMA FAIR VALUE INFORMATION. Effective January 1, 1996, the corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard defines a fair value-based method of accounting for employee stock options and similar equity instruments, but permits companies to continue to use the intrinsic value-based method. The corporation has elected to continue the intrinsic value-based method. Pro forma net income and earnings per share information, as required by SFAS No. 123, has been calculated as if the corporation had accounted for employee stock options and other stock-based compensation under the fair value method. The fair value was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.09% for 1997, 6.37% for 1996, and 6.36% for 1995, a dividend yield approximating the current yield, volatility of the corporation's common stock of 25%, and a weighted average expected life of the stock options of 7 years. The weighted average grant date fair values of stock options granted during 1997, 1996, and 1995 were $17.89, $12.37, and $11.53, respectively.

      The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because the corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation.

      For purposes of pro forma disclosures, the estimated fair value is amortized on a straight-line basis over the vesting period.

PRO FORMA INFORMATION
DOLLARS IN MILLIONS
EXCEPT PER SHARE DATA                               1997        1996      1995
---------------------------- ---------------- ----------- ----------- ---------
Net income                   As reported          $1,367      $1,221      $679
                             Pro forma             1,346       1,212       667
Diluted earnings per         As reported            4.59        3.96      1.70
  share                      Pro forma              4.53        3.94      1.66
---------------------------- ---------------- ----------- ----------- ---------

PENSION PLANS. The corporation maintains noncontributory, defined benefit pension plans covering substantially all employees. Effective January 1, 1997, the corporation amended the defined benefit pension plan that covers the majority of its employees from a final average pay plan to a cash balance plan. Benefits are based on length of service, level of compensation and an interest crediting rate. The amounts contributed to the plans are determined annually based upon the amount needed to satisfy the Employment Retirement Income Security Act (ERISA) funding standards. Assets of the plans are primarily invested in listed stocks, corporate obligations, and U.S. Treasury and government agency obligations.

      The corporation also maintains supplemental, noncontributory defined benefit plans covering certain employees whose benefits exceed the Internal Revenue Service limitation under the corporation's qualified defined benefit plans.

FUNDED STATUS OF PENSION PLANS

DECEMBER 31                                OVERFUNDED PLANS   UNDERFUNDED PLANS
DOLLARS IN MILLIONS                         1997       1996     1997       1996
-------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested                                 $   679       $539     $ 95       $ 63
  Nonvested                                   18         45        3          3
-------------------------------------------------------------------------------
Accumulated benefit obligation               697        584       98         66
Effect of projected future com-
  pensation levels                           121        192       41         21
-------------------------------------------------------------------------------
Projected benefits obligation                818        776      139         87
Plan assets at fair value                  1,043        915       12          8
-------------------------------------------------------------------------------
Plan assets in excess of (less than)
  projected benefit obligation               225        139     (127)       (79)
Unrecognized net transition (asset)
  obligation                                  (9)        (5)       8          5
Unrecognized prior service cost              (24)        25       18         12
Unrecognized net loss                          7         32       51         22
Additional minimum liability                   -          -      (36)       (19)
-------------------------------------------------------------------------------
Prepaid (accrued) pension cost           $   199       $191     $(86)     $ (59)
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPONENTS OF PENSION EXPENSE
YEAR ENDED DECEMBER 31
DOLLARS IN MILLIONS                        1997           1996          1995
-------------------------------------------------------------------------------
Service cost for benefits
  earned during the year                   $ 40            $43           $29
Interest cost on projected
  benefit obligation                         64             57            35
Actual return on plan assets               (180)           (89)          (72)
Net amortization and deferral                90             20            39
-------------------------------------------------------------------------------
Net pension expense                        $ 14            $31           $31
-------------------------------------------------------------------------------
Actuarial assumptions:
  Discount rate                            7.25%          7.85%         7.25%
  Return on plan assets                   10.00          10.00         10.00
  Compensation increase                    5.00           5.00          5.00
-------------------------------------------------------------------------------

The Shawmut merger resulted in settlement and curtailment charges relating to the pension plans of $44 million, which are included in merger and restructuring-related charges in the accompanying statement of income for the year ended December 31, 1995.

      The corporation maintains various defined contribution savings plans covering substantially all employees. The corporation's savings plan expense was $50 million, $43 million, and $38 million for 1997, 1996, and 1995, respectively.

POSTRETIREMENT HEALTHCARE BENEFITS. In addition to providing pension benefits, the corporation provides healthcare cost assistance and life insurance benefits for retired employees. The cost of providing these benefits was $12 million, $13 million, and $21 million in 1997, 1996, and 1995, respectively.

FUNDED STATUS OF POSTRETIREMENT PLAN
DECEMBER 31
DOLLARS IN MILLIONS                                       1997      1996
--------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                                $135      $135
  Fully eligible active plan participants                    3         3
  Other active plan participants                             2         3
--------------------------------------------------------------------------
    Total accumulated postretirement
      benefit obligation                                   140       141
Plan assets at fair value                                   19        16
--------------------------------------------------------------------------
Plan assets (less than) projected
  benefit obligation                                      (121)     (125)
Unrecognized net (gain) loss                                (1)      (10)
Unrecognized transition obligation                          66        69
--------------------------------------------------------------------------
Accrued postretirement benefit cost                       $(56)     $(66)
--------------------------------------------------------------------------

COMPONENTS OF POSTRETIREMENT BENEFIT EXPENSE
Year ended December 31
Dollars in millions                           1997     1996       1995
-----------------------------------------------------------------------
Service cost                                  $  -     $  1       $  1
Interest cost                                   11       10         12
Net amortization expense                         4        4          8
Actual return on plan assets                    (3)      (2)         -
-----------------------------------------------------------------------
Net postretirement benefit expense             $12      $13        $21
-----------------------------------------------------------------------
Actuarial assumptions:
  Discount rate                               7.25%    7.85%      7.25%
  Return on plan assets                      10.00    10.00      10.00
-----------------------------------------------------------------------

The Shawmut Merger resulted in settlement and curtailment charges relating to the postretirement plan of $23 million, which are included in merger and restructuring-related charges in the accompanying statement of income for the year ended December 31, 1995.

      The healthcare cost trend rate was 8.50% as of December 31, 1997, decreasing gradually to 4.50% through the year 2001, and level thereafter. The healthcare cost trend rate assumption has a minimal effect on the amounts reported. For example, increasing the assumed healthcare cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $2.1 million, and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1997 by approximately $191 thousand.

NOTE 15.

INCOME TAXES

The components of income tax expense for the years ended December 31, 1997, 1996, and 1995 are as follows:

INCOME TAX EXPENSE
DECEMBER 31
DOLLARS IN MILLIONS                        1997         1996           1995
-------------------------------------------------------------------------------
Current income taxes:
  Federal                                  $512         $305           $379
  State and local                            74          101             85
-------------------------------------------------------------------------------
                                            586          406            464
Deferred income tax expense:
  Federal                                   244          369             11
  State and local                            97           74              2
-------------------------------------------------------------------------------
                                            341          443             13
Total income tax expense:
  Federal                                   756          674            390
  State and local                           171          175             87
-------------------------------------------------------------------------------
Applicable income taxes                    $927         $849           $477
-------------------------------------------------------------------------------

The deferred tax expense of $341 million and $443 million in 1997 and 1996, respectively, includes a benefit of $1 million and $51 million, respectively, due to a change from the beginning of the respective years' deferred tax asset valuation reserve, related primarily to state deferred tax assets.

      The income tax expense for the years ended December 31, 1997, 1996, and 1995, varied from the amount computed by applying the statutory income tax rate to income before taxes. A reconciliation between the statutory and effective tax rates follows:

STATUTORY RATE ANALYSIS
DECEMBER 31                                      1997      1996       1995
-----------------------------------------------------------------------------
Tax at statutory rate                            35.0%     35.0%      35.0%
Increases (decreases) in taxes resulting from:
  State and local income taxes, net
    of federal income tax benefit                 4.9       6.4        7.4
  Goodwill amortization                           1.4       1.6        1.5
  Merger-related costs                            ---       ---        1.4
  Tax-exempt income                              (1.0)     (1.0)      (1.8)
  Other, net                                      0.1      (1.0)      (2.3)
-----------------------------------------------------------------------------
Effective tax rate                               40.4%     41.0%      41.2%
-----------------------------------------------------------------------------

The corporation had $521 million and $408 million of state net operating loss carryforwards at December 31, 1997 and 1996, respectively. These carryforwards will begin to expire in 1998 and continue through 2012.

      Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the corporation's deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996, are presented in the following table:

NET DEFERRED TAX ASSET/(LIABILITY)
DECEMBER 31
DOLLARS IN MILLIONS                                1997        1996
----------------------------------------------------------------------
Deferred tax assets:
  Reserve for credit losses                     $   540      $  588
  Expenses not currently deductible                 248         197
  Purchase accounting adjustments, net              ---          82
  Other                                             231         330
----------------------------------------------------------------------
    Total gross deferred tax assets               1,019       1,197
      Less: valuation reserve                        23          24
----------------------------------------------------------------------
        Deferred tax assets                         996       1,173
----------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                   805         528
  Mortgage banking                                  292         283
  Other                                             273         242
----------------------------------------------------------------------
    Total gross deferred tax liabilities          1,370       1,053
----------------------------------------------------------------------
Net deferred tax asset/(liability)              $  (374)     $  120
----------------------------------------------------------------------

The corporation has evaluated the available evidence supporting the realization of its gross tax assets of $1.0 billion and $1.2 billion at December 31, 1997 and 1996, respectively, including the amount and timing of future taxable income, and has determined it is more likely than not that the asset will be realized. Given the nature of state tax laws, the corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. State valuation reserves of $23 million and $24 million have therefore been established at December 31, 1997 and 1996, respectively. These benefits may, however, be recorded in the future either as realized or, as it becomes more likely than not, that such tax benefits or portions thereof will be realized.

NOTE 16.

TRADING ACTIVITIES, OTHER DERIVATIVE FINANCIAL
INSTRUMENTS AND OFF-BALANCE SHEET ITEMS

TRADING ACTIVITIES. All of the corporation's trading positions are currently stated at market value with realized and unrealized gains and losses reflected in other noninterest income. The following table represents the notional or contractual amount of Fleet's off-balance sheet, interest rate and foreign exchange trading instruments and related credit exposure:

TRADING INSTRUMENTS WITH OFF-BALANCE SHEET RISK

                                      CONTRACT OR
                                        NOTIONAL               CREDIT
DOLLARS IN MILLIONS                      AMOUNT               EXPOSURE
DECEMBER 31                             1997       1996       1997       1996
------------------------------------------------------------------------------
Interest-rate contracts               $8,959     $8,205        $55        $55
Foreign exchange contracts             2,395      3,381         53         55
------------------------------------------------------------------------------

      Notional principal amounts are a measure of the volume of agreements transacted, but the level of credit exposure is significantly less. The amount of credit exposure can be estimated by calculating the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. Credit exposure disclosures relate to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. To manage its level of credit exposure the corporation deals with counterparties of good credit standing, establishes counterparty credit limits, in certain cases has the ability to require securities collateral and enters into netting agreements whenever possible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The amounts disclosed below represent the end-of-period fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during the year for those instruments:

TRADING INSTRUMENTS

                                                FAIR VALUE          AVERAGE
DECEMBER 31, 1997                                (CARRYING             FAIR
DOLLARS IN MILLIONS                                AMOUNT)            VALUE
-----------------------------------------------------------------------------
Interest-rate contracts:
  Assets                                              $ 55              $48
  Liabilities                                          (40)             (36)
Foreign exchange contracts:
  Assets                                                53               67
  Liabilities                                          (52)             (62)
-----------------------------------------------------------------------------

RISK-MANAGEMENT ACTIVITIES. The corporation's principal objective in holding or issuing derivatives for purposes other than trading is the management of interest-rate risk.

      The major source of the corporation's non-trading interest-rate risk is the difference in the repricing characteristics of the corporation's core banking assets and liabilities - loans and deposits. This difference or mismatch is a risk to net interest income. In managing net interest income, the corporation uses interest-rate swaps to offset the general asset-sensitivity of the core bank. Additionally, the corporation uses interest-rate swaps to offset basis risk, including the specific exposure to changes in Prime rate.

      A second major source of the corporation's non-trading interest-rate risk is the sensitivity of its MSRs to prepayments. The mortgage borrower has the option to prepay the mortgage loans at any time. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through a refinancing. To mitigate the risk of declining long-term interest rates, higher-than-expected mortgage prepayments, and the potential impairment of the MSRs, the corporation uses a variety of risk management instruments, primarily interest-rate swaps and floors tied to yields on 10-year "constant maturity" Treasury notes. Options sold and purchased may be combined provided that each combination results in a net purchased option position. Increases in the value of such contracts aggregating $116 million have been recorded as adjustments to the carrying value of the MSRs at December 31, 1997.

      The following table presents the notional amount and fair value of risk-management instruments at December 31, 1997 and 1996:

RISK-MANAGEMENT INSTRUMENTS

                                     1997                      1996
December 31                 Notional       Fair       Notional        Fair
Dollars in millions           Amount      Value         Amount       Value
--------------------------------------------------------------------------
Interest-rate risk-
  management
  instruments:
  Receive-fixed/
     pay-variable              $9,509     $  48        $10,205       $ (7)
  Pay-fixed/receive-
     variable                       -         -              4          -
  Basis swaps                   2,729        (1)         3,823         (1)
  Index-amortizing
     swaps                          -         -             11          -
  Other instruments                 -         -            112          -
Mortgage banking risk-
 management instruments:
    Receive-fixed/pay-
     variable, PO swaps         2,502         -            891        (12)
    Interest-rate floors-
     synthetic floors
     and swaptions
     purchased                 23,870       138         14,470         49
    Interest-rate cap
       corridors sold           4,309       (25)         3,915        (51)
    Call options-
       purchased                    -         -          1,276          4
    Call options-sold               -         -            225         (1)
-------------------------------------------------------------------------
Total risk-manage-
  ment instruments            $42,919      $160        $34,932       $(19)
-------------------------------------------------------------------------

Interest-rate swap agreements involve the exchange of fixed and variable rate interest payments based upon a notional principal amount and maturity date. Interest-rate basis swaps involve the exchange of floating-rate interest payments based on various indices, such as U.S. Treasury bill and LIBOR. In a purchased interest-rate floor agreement, cash interest payments are received only if current interest rates fall below a predetermined interest-rate. Purchased or sold interest-rate cap agreements are similar to interest-rate floor agreements except that cash interest payments are received or made only if current interest rates rise above predetermined interest rates.

      The corporation's interest-rate risk-management instruments had credit exposure of $61 million at December 31, 1997, versus $35 million at December 31, 1996. The corporation's mortgage banking risk-management instruments had credit exposure of $114 million at December 31, 1997, versus $27 million at December 31, 1996. The increase in the credit exposure from year to year mainly reflects the increase in the market value of the remaining risk-management instruments. The periodic net settlement of interest-rate risk-management instruments is recorded as an adjustment to net interest income and generated $52 million, $12 million and $(18) million of net interest income (expense) during 1997, 1996, and 1995, respectively. As of December 31, 1997, the corporation had net deferred income of $19 million related to terminated interest-rate swap contracts, which will be amor-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

tized over the remaining life of the underlying terminated contracts of approximately 5 years.

OTHER FINANCIAL INSTRUMENTS
                                                CONTRACT OR NOTIONAL AMOUNT
DECEMBER 31
DOLLARS IN MILLIONS                                      1997           1996
----------------------------------------------- -------------- --------------
Other financial instruments whose notional
or contractual amounts exceed the amount
of potential credit risk:
  Commitments to sell loans                          $  2,247       $  2,685
  Commitments to originate or
      purchase loans                                    1,308          1,394
Financial instruments whose notional or
contractual amounts represent potential
credit risk:
  Commitments to extend credit                         50,865         41,367
  Letters of credit, financial guarantees
      and foreign office guarantees
     (net of participations)                            4,996          4,691
  Assets sold with recourse                               386            596
----------------------------------------------- -------------- --------------

Commitments to sell loans have off-balance sheet market risk to the extent that the corporation does not have available loans to fill those commitments, which would require the corporation to purchase loans in the open market. Commitments to originate or purchase loans have off-balance sheet market risk to the extent the corporation does not have matching commitments to sell loans obtained under such commitments, which could expose the corporation to lower-of-cost or market-valuation adjustments in a rising interest-rate environment.

      Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements in that commitments often expire without being drawn upon.

COMMITMENTS TO EXTEND CREDIT
DECEMBER 31
DOLLARS IN MILLIONS                                    1997           1996
------------------------------------------- ---------------- --------------
Commercial and industrial loans                     $34,059        $22,755
Revolving, open-end loans
   secured by residential properties

   (e.g., home equity lines)                          3,641          3,609
Credit card lines                                     6,919          8,884
Residential mortgages                                 1,531          1,551
Commercial real estate                                1,776          1,817
Other unused commitments                              2,939          2,751
------------------------------------------- ---------------- --------------
Total                                               $50,865        $41,367
------------------------------------------- ---------------- --------------

Letters of credit and financial guarantees are agreements whereby the corporation guarantees the performance of a customer to a third party. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing letters of credit is essentially equal to that in other lending activities. Management does not anticipate any material losses as a result of these transactions.

NOTE 17.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Fleet's fair values should not be compared to those of other financial institutions.

      Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the corporation.

      The following describes the methods and assumptions used by Fleet in estimating the fair values of financial instruments.

CASH AND CASH EQUIVALENTS. The carrying amounts reported in the balance sheet approximate fair values because maturities are less than 90 days.

SECURITIES. Fair values are based primarily on quoted market prices.

LOANS. The fair values of certain commercial and consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of certain other loans approximates fair value due to the short-term and/or frequent repricing characteristics of these loans. The fair value of the credit card portfolio excludes the value of the ongoing customer relationships, a factor that can represent a significant premium over the carrying value. For

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

residential real estate loans, fair value is estimated by reference to quoted market prices. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral, or by reference to recent loan sales.

MORTGAGES HELD FOR RESALE. Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained.

DEPOSITS. The fair value of deposits with no stated maturity or a maturity of less than 90 days is considered to be equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core deposit intangibles).

SHORT-TERM BORROWINGS. Short-term borrowings generally mature in 90 days or less and, accordingly, the carrying amount reported in the balance sheet approximates fair value.

LONG-TERM DEBT. The fair value of Fleet's long-term debt, including the short-term portion, is estimated based on quoted market prices for the issues for which there is a market or by discounting cash flows based on current rates available to Fleet for similar types of borrowing arrangements.

OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet instruments are estimated based on quoted market prices or dealer quotes and is the amount the corporation would receive or pay to execute a new agreement with identical terms considering current interest rates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

                                       1997                      1996
DECEMBER 31                    CARRYING      FAIR        CARRYING      FAIR
DOLLARS IN MILLIONS              VALUE       VALUE         VALUE       VALUE
--------------------------------------------------------------------------------
On-balance sheet financial assets:
  Financial assets for which
    carrying value approximates
    fair value                   $  6,085    $  6,085       $ 9,662    $  9,662
  Securities                        9,362       9,367         8,680       8,675
  Loans(a)                         57,805      59,146        55,795      57,002
  Mortgages held for resale         1,526       1,526         1,560       1,560
  Trading account securities          290         290           237         237
  Trading instruments                 108         108           110         110
  Other                               412         412           930         945
On-balance sheet financial
  liabilities:
  Deposits with no
    stated maturity                43,633      43,633        45,879      45,879
  Time deposits                    20,102      20,470        21,192      21,629
  Short-term borrowings             7,505       7,505         4,194       4,194
  Long-term debt                    4,500       4,612         5,114       5,241
  Trading instruments                  92          92            97          97
  Other                               212         212           617         617
Off-balance sheet financial
  instruments:
  Interest-rate risk-
    management instruments              1          47            12         (20)
  Commitments to originate or
    purchase loans                    ---           7           ---          (3)
  Commitments to sell loans             1          (5)            1           8
--------------------------------------------------------------------------------
(a) Excludes net book value of leases of $3,328 million and $2,578 million at December 31, 1997 and 1996, respectively.

Certain assets, which are not financial instruments and, accordingly, are not included in the above fair values, contribute substantial value to the corporation in excess of the related amounts recognized in the balance sheet. These include the core deposit intangibles and the related retail banking network, the value of customer relationships associated with certain types of consumer loans (particularly the credit card portfolio), lease financing business, and mortgage servicing rights.

NOTE 18.

COMMITMENTS, CONTINGENCIES, AND OTHER DISCLOSURES

      The corporation and its subsidiaries are involved in various other legal proceedings arising out of, and incidental to, their respective businesses. Management of the corporation, based on its review with counsel of the development of these matters to date, does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the corporation's financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEASE COMMITMENTS. The corporation has entered into a number of noncancelable operating lease agreements for premises and equipment. The minimum annual rental commitments under these leases at December 31, 1997, exclusive of taxes and other charges were as follows: $122 million, 1998; $112 million, 1999; $101 million, 2000; $88 million, 2001; $72 million, 2002; and $339 million, 2003, and subsequent years. Total rental expense for 1997, 1996, and 1995, including cancelable and noncancelable leases, amounted to $136 million, $144 million, and $169 million, respectively.

      Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

TRANSACTION AND DIVIDEND RESTRICTIONS. Fleet's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by the subsidiary banks to Fleet and its nonbanking subsidiaries. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus.

      Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to Fleet without regulatory approval. The payment of dividends by any subsidiary bank may also be affected by other factors such as the maintenance of adequate capital for such subsidiary bank. Various regulators and the boards of directors of the affected institutions continue to review dividend declarations and capital requirements of Fleet and its subsidiaries consistent with current earnings, future earning prospects, and other factors.

RESTRICTIONS ON CASH AND DUE FROM BANKS. The corporation's banking subsidiaries are subject to requirements of the Federal Reserve to maintain certain reserve balances. At December 31, 1997 and 1996, these reserve balances were $1,110 million and $964 million, respectively.

NOTE 19.

REGULATORY MATTERS

As a bank holding company, Fleet is subject to regulation by the Federal Reserve Board (the Federal Reserve), the Office of Thrift Supervision (OTS), and the Office of the Comptroller of the Currency (OCC), as well as state regulators. Under "capital adequacy" guidelines and the regulatory framework to be well capitalized under the prompt corrective action provision, Fleet and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital/risk-weighted on- and off-balance-sheet assets); (2) risk-based Tier 1 Capital (Tier 1 Capital/risk-weighted on- and off-balance-sheet assets); and (3) Leverage (Tier 1 Capital/ average quarterly assets).

      To meet all minimum regulatory capital requirements, Fleet and its banking subsidiaries must maintain a minimum risk-based Total Capital ratio of at least 8%, risk-based Tier 1 Capital ratio of at least 4%, and Tier 1 Leverage ratio of at least 4%. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly discretionary-actions by regulators that, if undertaken, could have a direct material effect on financial statements. To be categorized as "well capitalized," under the prompt corrective action provision, Fleet's banking subsidiaries must maintain a risk-based Total Capital ratio of at least 10%, a risk-based Tier 1 Capital ratio of at least 6%, and a Leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive. Neither Fleet nor any of its subsidiaries has entered into formal written agreements with state and federal regulators or are subject to any orders or capital directives.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following table presents capital information for the corporation as of December 31, 1997 and 1996.

REGULATORY CAPITAL RATIOS
DECEMBER 31
DOLLARS IN MILLIONS                     1997                 1996
----------------------------------------------------------------------------
FLEET FINANCIAL GROUP
Actual:
   Risk-Based Tier 1 Capital       $6,542     7.26 %     $6,356     7.70 %
   Risk-Based Total Capital         9,649    10.71        9,307    11.27
   Leverage                         6,542     7.66        6,356     7.19
Minimum regulatory capital
   standards:
   Risk-Based Tier 1 Capital        3,603     4.00        3,303     4.00
   Risk-Based Total Capital         7,205     8.00        6,605     8.00
   Leverage                         3,416     4.00        3,538     4.00
----------------------------------------------------------------------------

As of December 31, 1997, Fleet's banking subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions category.

     As registered brokers-dealers and member firms of the New York Stock Exchange, Inc. (the "NYSE"), five subsidiaries are subject to certain rules of both the Securities and Exchange Commission and the NYSE. These rules require registrants to maintain minimum levels of net capital, as defined, and may restrict a member from expanding its business and declaring dividends as its net capital approaches specified levels. At December 31, 1997, the subsidiaries had net capital, in the aggregate, of approximately $226 million, which exceeded aggregate minimum net capital requirements by approximately $186 million.

NOTE 20.

DISCLOSURE FOR STATEMENTS OF CASH FLOWS
CASH FLOW DISCLOSURE
YEAR ENDED DECEMBER 31
DOLLARS IN MILLIONS                  1997        1996        1995
---------------------------------------------------------------------
Supplemental disclosure for cash
 paid during the period for:
   Interest expense                  $2,484      $2,531      $3,113
   Income taxes, net of refund          428         356         242
---------------------------------------------------------------------
Supplemental disclosure of
 noncash investing and financial
 activities:
   Transfer of loans to
    foreclosed
    property and repossessed
    equipment                      $     30     $    27    $     72
   Securitization of
    residential loans                     -       1,998           -
   Reclassification of
    securities from
    securities held to
    maturity to available
    for sale                              -           -       5,308
   Conversion of DCP to common            -           -         439
    stock
   Retirement of treasury stock           -           -         347
   Retirement of common stock             -          34           -
   Transfer of assets to held
    for sale or accelerated
    disposition                         231         110       1,725
   Adjustment to unrealized gain
    (loss) on securities
    available for sale                   66         (21)        463
---------------------------------------------------------------------
Assets acquired and liabilities
   assumed in business
   combinations were as follows:
   Assets acquired, net of cash
    and cash equivalents
    received (paid)                  $  544     $17,848      $8,920
   Net cash and cash equivalents
    received (paid)                    (523)      2,386      (2,816)
   Liabilities assumed                   21      20,234       5,715
   Common stock issued                    -           -         193
   Treasury stock issued                  -           -         196
---------------------------------------------------------------------
Divestitures:
   Assets sold, net of cash          $2,552      $3,119       $   -
    received
   Net cash received for              2,719         768           -
    divestitures
   Liabilities sold                      24       2,351           -
---------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.

PARENT COMPANY ONLY FINANCIAL STATEMENTS

STATEMENTS OF INCOME
Year ended December 31
Dollars in millions                 1997      1996      1995
--------------------------------------------------------------
Dividends from subsidiaries:
  Banking subsidiaries            $1,098    $  727    $  817
  Other subsidiaries                 170       130       246
Interest income                      192       205       153
Other                                 35        38        67
--------------------------------------------------------------
     Total income                  1,495     1,100     1,283
--------------------------------------------------------------
Interest expense                     294       306       296
Noninterest expense                   34        50       156
--------------------------------------------------------------
     Total expenses                  328       356       452
--------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  income of subsidiaries           1,167       744       831
Applicable income taxes
  (benefit)                          (61)      (47)      (54)
--------------------------------------------------------------
Income before equity in
  undistributed income of
  subsidiaries                     1,228       791       885
Equity in undistributed
  income of subsidiaries             139       430      (206)
--------------------------------------------------------------
Net income                        $1,367    $1,221   $   679
--------------------------------------------------------------

BALANCE SHEETS
December 31
Dollars in millions                       1997       1996
-------------------------------------------------------------
Assets:
  Money market instruments            $    859    $   813
  Securities                                78        100
Loans receivable from:

  Banking subsidiaries                   2,159      1,838
  Other subsidiaries                       860        874
-------------------------------------------------------------
                                         3,019      2,712
Investment in subsidiaries:
  Banking subsidiaries                   8,028      8,265
  Other subsidiaries                       615        222
-------------------------------------------------------------
                                         8,643      8,487
Other                                      532        398
-------------------------------------------------------------
Total assets                           $13,131    $12,510
-------------------------------------------------------------
Liabilities:
  Short-term borrowings              $     811   $    676
  Accrued liabilities                      481        492
  Long-term debt                         3,387      3,552
-------------------------------------------------------------
Total liabilities                        4,679      4,720
-------------------------------------------------------------
Stockholders' equity                     8,452      7,790
-------------------------------------------------------------
Total liabilities and
    stockholders' equity               $13,131    $12,510
-------------------------------------------------------------


STATEMENTS OF CASH FLOWS
Year ended December 31
Dollars in millions                                     1997     1996     1995
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                            $1,367   $1,221   $  679
Adjustments for noncash items:
  Equity in undistributed income of subsidiaries        (139)    (430)     206
  Depreciation and amortization                           11       11       18
  Net securities gains                                   (22)     (18)     (29)
Increase (decrease) in accrued liabilities, net          (11)     (26)     (56)
Other, net                                                40     (131)     (79)
--------------------------------------------------------------------------------
Net cash flow provided by operating activities         1,246      627      739
--------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of securities                                  (15)      (3)    (205)
Proceeds from sales and maturities of securities          58       65      543
Net increase in loans made to affiliates                (307)     (57)    (780)
Return of capital from subsidiaries                        3    1,756        -
Capital contributions to subsidiaries                   (253)  (1,802)    (219)
Acquisition of minority interest in subsidiary             -        -     (158)
--------------------------------------------------------------------------------
Net cash flow used in investing activities              (514)     (41)    (819)
--------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings         135     (144)    (404)
Proceeds from issuance of long-term debt                 281      650    1,014
Repayments of long-term debt                            (455)    (484)    (242)
Proceeds from issuance of common stock                   848       77      124
Proceeds from issuance of preferred stock                  -      635      125
Redemption and repurchase of common
  and preferred stock                                   (966)    (203)    (446)
Cash dividends paid                                     (529)    (498)    (373)
--------------------------------------------------------------------------------
Net cash flow (used in) provided by
  financing activities                                  (686)      33     (202)
--------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      46      619     (282)
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year           813      194      476
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year             $   859  $   813  $   194
--------------------------------------------------------------------------------


                          SUPPLEMENTAL FINANCIAL INFORMATION

RATE/VOLUME ANALYSIS (Unaudited)
                                                      1997 Compared to 1996                    1996 Compared to 1995
Dollars in millions                               Increase (Decrease) Due to (a)           Increase (Decrease) Due to (a)
---------------------------------------------------------------------------------------------------------------------------
                                                    Volume        Rate        Net         Volume        Rate         Net
---------------------------------------------------------------------------------------------------------------------------
Interest earned on:(b)
  Interest-bearing deposits                          $   3      $  ---      $   3           $(13)        $(6)       $(19)
  Federal funds sold and securities purchased
    under agreements to resell                         (16)          1        (15)           ---          (1)         (1)
  Trading account securities                           ---           2          2             (1)        ---          (1)
  Securities available for sale                       (193)         32       (161)          (161)         28        (133)
  Securities held to maturity                          (10)          4         (6)          (517)        114        (403)
  Nontaxable securities                                 17          (1)        16              6          (4)          2
  Loans and leases                                     262          42        304            407        (185)        222
  Receivable due from broker/dealer                     32           6         38             19         (33)       (14)
  Mortgages held for resale                            (36)         (4)       (40)            33          (1)         32
  Assets held for disposition                          (40)        (35)       (75)           122         ---         122
---------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                       19          47         66           (105)        (88)       (193)
---------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits-
    Savings                                             22         (17)         5             63         (41)         22
    Time                                               (49)        (56)      (105)            32         (27)          5
---------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                   (27)        (73)      (100)            95         (68)         27
---------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                (51)        (13)       (64)          (424)        (80)       (504)
---------------------------------------------------------------------------------------------------------------------------
  Due to broker/dealer                                  36           5         41             23         (31)         (8)
  Long-term debt                                       (66)         14        (52)           (78)        (10)        (88)
---------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                (108)        (67)      (175)          (384)       (189)       (573)
---------------------------------------------------------------------------------------------------------------------------
Net interest differential(c)                          $127        $114       $241           $279        $101        $380
--------------------------------------------------------------------------------------------------------------------------

(a) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.
(b) Tax-equivalent adjustment has been included in the calculations to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates. The FTE adjustment included in interest income was $40 million in 1997, $36 million in 1996 and $44 million in 1995.
(c) Includes fee income of $210 million, $165 million and $110 million for the years ended December 31, 1997, 1996, and 1995, respectively.


QUARTERLY SUMMARIZED FINANCIAL INFORMATION (Unaudited)
By quarter
Dollars in millions,                                1997                                    1996
except per share data                1       2       3       4      Year     1       2       3       4     Year
-----------------------------------------------------------------------------------------------------------------
Interest income                    $1,490  $1,507  $1,540  $1,554  $6,091  $1,381  $1,522  $1,584  $1,541 $6,028
Interest expense                      581     583     606     621   2,391     643     653     646     624  2,566
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Net interest income                   909     924     934     933   3,700     738     869     938     917  3,462
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Provision for credit losses            65      83      85      89     322      35      48      65      65    213
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Net interest income after
  provision for credit losses         844     841     849     844   3,378     703     821     873     852  3,249
Securities gains                       12       4       4      13      33      18      20       0       5     43
Other noninterest income              601     771     615     611   2,598     549     552     578     611  2,290
-----------------------------------------------------------------------------------------------------------------
                                    1,457   1,616   1,468   1,468   6,009   1,270   1,393   1,415   1,468  5,582
Noninterest expense                   904   1,025     873     913   3,715     780     893     918     921  3,512
-----------------------------------------------------------------------------------------------------------------
Income before income taxes            553     591     595     555   2,294     490     500     533     547  2,070
Applicable income taxes               219     244     243     221     927     204     204     220     221    849
-----------------------------------------------------------------------------------------------------------------
Net income                        $   334 $   347 $   352 $   334  $1,367 $   286 $   296 $   313 $   326 $1,221
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share          $  1.13 $  1.20 $  1.23 $  1.17 $  4.73 $   .96 $   .97 $  1.02 $  1.08 $ 4.04
Diluted earnings per share        $  1.10 $  1.17 $  1.20 $  1.13 $  4.59 $   .94 $   .95 $  1.01 $  1.06 $ 3.96
-----------------------------------------------------------------------------------------------------------------



CONSOLIDATED AVERAGE BALANCES/INTEREST EARNED-PAID/RATES 1993-1997 (Unaudited)
                                                                  1997                                    1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Interest                                   Interest
December 31                                           Average         Earned/                     Average         Earned/
Dollars in millions(a)                                Balance         Paid(b)         Rate        Balance         Paid(b)     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
Interest-bearing deposits                               $ 141          $    7         4.96%     $      82        $      4     4.39%
Federal funds sold and securities purchased
  under agreements to resell                              423              23         5.44            733              38     5.24
Trading account securities                                259              15         5.79            257              13     5.37
Securities available for sale                           7,461             503         6.74         10,287             664     6.45
Securities held to maturity                                32               3         7.12            121               9     7.20
Nontaxable securities                                   1,181              77         6.52            924              61     6.60
Loans and leases(c)                                    60,076           5,214         8.68         57,046           4,910     8.61
Receivable due from broker/dealer                       2,884             133         4.62          2,179              95     4.35
Mortgages held for resale                               1,413             108         7.65          1,878             148     7.87
Assets held for disposition                               746              47         6.17          1,253             122     9.77
Foreclosed property and repossessed equipment              28             ---          ---             52             ---      ---
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                      74,644           6,130         8.21         74,812           6,064     8.11
-----------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable                               473             ---          ---            481             ---      ---
Reserve for credit losses                              (1,454)            ---          ---         (1,493)            ---      ---
Other assets                                           12,997             ---          ---         12,938             ---      ---
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                     $86,660          $6,130          ---        $86,738          $6,064      ---
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:

Deposits
  Savings                                             $27,478         $   619         2.25%       $26,363         $   614     2.33%
  Time                                                 20,036           1,035         5.16         20,971           1,140     5.44
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                   47,514           1,654         3.48         47,334           1,754     3.70
-----------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                   5,266             247         4.69          6,351             311     4.91
Due to broker/dealer                                    3,463             152         4.39          2,645             111     4.20
Long-term debt                                          4,608             338         7.34          5,486             390     7.10
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                60,851           2,391         3.93         61,816           2,566     4.15
-----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                     3,739         4.28                          3,498     3.96
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits and other
  Noninterest-bearing time deposits                    15,882             ---          ---         15,042             ---      ---
Other liabilities                                       2,338             ---          ---          2,511             ---      ---
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                 79,071           2,391          ---         79,369           2,566      ---
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity and dual
  Convertible preferred stock                           7,589             ---          ---          7,369             ---      ---
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity       $86,660          $2,391          ---        $86,738          $2,566      ---
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                                   5.01%                                   4.68%
-----------------------------------------------------------------------------------------------------------------------------------

(a) The data in this table is presented on a taxable-equivalent basis. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.
(b) Includes fee income of $210 million, $165 million, $110 million, $108 million and $119 million for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
(c) Nonperforming loans are included in average balances used to determine rates.


COMMON STOCK PRICE AND DIVIDEND INFORMATION(a) (Unaudited)
By quarter                                   1997                                              1996
--------------------- --------- ---------- --------- ---------- ----------- -------- -------- -------- --------- --------
                          1         2          3         4         Year        1        2        3         4       Year
--------------------- --------- ---------- --------- ---------- ----------- -------- -------- -------- --------- --------
Stock Price
  High                  $62 3/4  $65 13/16   $70 3/4    $75 1/8     $75 1/8  $42 1/2  $45 3/8  $44 5/8   $55 7/8  $55 7/8
  Low                    49 5/8     55 1/2    63 3/8   61 15/16      49 5/8   39 1/4   40 3/8   38 1/2    44 7/8   38 1/2
--------------------- --------- ---------- --------- ---------- ----------- -------- -------- -------- --------- --------
Dividends declared          .45        .45       .45        .49        1.84      .43      .43      .43       .45     1.74
Dividends paid              .45        .45       .45        .45        1.80      .43      .43      .43       .43     1.72
--------------------- --------- ---------- --------- ---------- ----------- -------- -------- -------- --------- --------

(a) Fleet's common stock is listed on the New York Stock Exchange (NYSE). The table above sets forth, for the periods indicated, the range of high and low sale prices per share of Fleet's common stock on the composite tape and dividends declared and paid per share.

               1995                                         1994                                       1993
-----------------------------------------------------------------------------------------------------------------------------------
                     Interest                                       Interest                                    Interest
      Average         Earned/                    Average             Earned/                   Average           Earned/
      Balance         Paid(b)   Rate             Balance             Paid(b)   Rate            Balance           Paid(b)   Rate
-----------------------------------------------------------------------------------------------------------------------------------
     $    325       $      23   7.08%         $      292         $        14   4.79%        $       47         $       1   2.13%

          662              39   5.89                 296                  15   5.07                570                18   3.16
          238              14   5.45                 205                  10   4.88                179                 7   3.91
       12,779             797   6.24              16,923               1,023   6.05             14,140               960   6.79
        6,954             412   5.92               7,971                 447   5.61              7,056               430   6.09
          782              59   7.54                 816                  51   6.25                679                44   6.48
       52,164           4,688   8.99              44,754               3,668   8.20             43,917             3,495   7.96
        1,927             109   5.64               1,606                  70   4.36              1,611                30   1.86
        1,459             116   7.96               1,322                  91   6.90              2,384               169   7.10
          ---             ---    ---                 ---                 ---    ---                ---               ---    ---
           97             ---    ---                 166                 ---    ---                211               ---    ---
-----------------------------------------------------------------------------------------------------------------------------------
       77,387           6,257   8.09              74,351               5,389   7.25             70,794             5,154   7.28
-----------------------------------------------------------------------------------------------------------------------------------
          539             ---    ---                 533                 ---    ---                512               ---    ---
       (1,489 )           ---    ---              (1,600)                ---    ---             (1,829)              ---    ---
        9,804             ---    ---               8,859                 ---    ---              8,286               ---    ---
-----------------------------------------------------------------------------------------------------------------------------------
      $86,241          $6,257    ---             $82,143              $5,389    ---            $77,763            $5,154    ---
-----------------------------------------------------------------------------------------------------------------------------------


      $22,987         $   592   2.57%            $24,803            $    495   2.00%           $25,086          $    527   2.10%
       20,133           1,135   5.64              15,310                 676   4.41             14,680               639   4.35
-----------------------------------------------------------------------------------------------------------------------------------
       43,120           1,727   4.00              40,113               1,171   2.92             39,766             1,166   2.93
-----------------------------------------------------------------------------------------------------------------------------------
       14,807             815   5.50              15,807                 636   4.02             13,268               393   2.96
        2,341             119   5.08               1,821                  74   4.06              1,759                34   1.93
        6,581             478   7.26               5,383                 364   6.76              5,039               363   7.20
-----------------------------------------------------------------------------------------------------------------------------------
       66,849           3,139   4.69              63,124               2,245   3.56             59,832             1,956   3.27
-----------------------------------------------------------------------------------------------------------------------------------
                        3,118   3.40                                   3,144   3.69                                3,198   4.01
-----------------------------------------------------------------------------------------------------------------------------------

       10,910             ---    ---              11,227                 ---    ---             10,854               ---    ---
        1,619             ---    ---               1,773                 ---    ---              1,561               ---    ---
-----------------------------------------------------------------------------------------------------------------------------------
       79,378           3,139    ---              76,124               2,245    ---             72,247             1,956    ---
-----------------------------------------------------------------------------------------------------------------------------------

        6,863             ---    ---               6,019                 ---    ---              5,516               ---    ---
-----------------------------------------------------------------------------------------------------------------------------------
      $86,241          $3,139    ---             $82,143              $2,245    ---            $77,763            $1,956    ---
-----------------------------------------------------------------------------------------------------------------------------------
                                4.03%                                          4.23%                                       4.52%
-----------------------------------------------------------------------------------------------------------------------------------


LOAN MATURITY (UNAUDITED)
December 31, 1997                   Within 1      1 to 5     After 5
Dollars in millions                     Year       Years       Years      Total
--------------------------------- ----------- ----------- ----------- ----------
Commercial and industrial            $ 9,306     $16,845     $ 5,849     $32,000
Residential real estate                1,354       3,734       4,931      10,019
Consumer                               2,630       3,723       5,140      11,493
Commercial real estate:
   Construction                          257         465         168         890
   Interim/permanent                   1,382       2,502         903       4,787
Lease financing                            2           5       3,369       3,376
--------------------------------- ----------- ----------- ----------- ----------
Total                                $14,931     $27,274     $20,360     $62,565
--------------------------------- ----------- ----------- ----------- ----------

INTEREST SENSITIVITY OF LOANS OVER ONE YEAR
(Unaudited)
------------------------- ---------------------- ------------------ -----------
December 31, 1997               Predetermined           Floating
Dollars in millions            Interest Rates     Interest Rates         Total
------------------------- ---------------------- ------------------ -----------
1 to 5 years                         $  5,776            $21,498       $27,274
After 5 years                           8,472             11,888        20,360
------------------------- ---------------------- ------------------ -----------
Total                                 $14,248            $33,386       $47,634
------------------------- ---------------------- ------------------ -----------